UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to 240.14a-12

REGENCY CENTERS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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REGENCY CENTERS CORPORATION

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 5, 2009

TO THE HOLDERS OF COMMON STOCK:

PLEASE TAKE NOTICE that the annual meeting of shareholders of Regency Centers Corporation will be held on Tuesday, May 5, 2009, at 11:00 A.M., eastern time, in The Florida Room I of the River Club, 35th Floor, One Independent Drive, Jacksonville, Florida 32202.

The meeting will be held for the following purposes:

1.	To elect as directors the eleven nominees named in the attached proxy statement to serve until the 2010 annual meeting of shareholders and until their successors have been elected and qualified.

2.	To ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2009.

3.	To transact such other business as may properly come before the meeting or any adjournment.

The shareholders of record at the close of business on February 24, 2009 will be entitled to vote at the annual meeting.

We hope you will be able to attend the meeting, but in any event we would appreciate your submitting your proxy as promptly as possible. You may vote via the Internet, or by telephone, as instructed on the Notice of Internet Availability of Proxy Materials or as instructed on the accompanying proxy. If you received or requested a copy of the proxy card by mail or by e-mail, you may submit your vote by mail. We encourage you to vote via the Internet or by telephone. These methods are convenient and save us significant postage and processing charges. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

J. Christian Leavitt

Senior Vice President, Secretary and Treasurer

Dated:    March 26, 2009

REGENCY CENTERS CORPORATION

One Independent Drive, Suite 114

Jacksonville, Florida 32202

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD MAY 5, 2009

This proxy statement and the accompanying form of proxy are first being sent or made available to our shareholders on or about March 26, 2009 in connection with the solicitation by our board of directors of proxies to be used at our 2009 annual meeting of shareholders. The meeting will be held on Tuesday, May 5, 2009, at 11:00 A.M., eastern time, in The Florida Room I of the River Club, 35th Floor, One Independent Drive, Jacksonville, Florida 32202.

Our board of directors has designated Martin E. Stein, Jr., Mary Lou Fiala, Brian M. Smith and Bruce M. Johnson, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. If you sign and return the accompanying form of proxy, you may nevertheless revoke it at any time insofar as it has not been exercised by (1) giving written notice to our Corporate Secretary, (2) submitting to us a duly executed proxy bearing a later date, (3) submitting your proxy again by telephone or over the Internet, or (4) attending the meeting and voting in person. The shares represented by your proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable. Proxies will be tabulated by Broadridge Financial Solutions, Inc.

If the meeting is adjourned for any reason, at any subsequent reconvening of the meeting all proxies may be voted in the same manner as the proxies would have been voted at the original convening of the meeting (except for any proxies that have been properly revoked or withdrawn).

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

In accordance with regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials, including our annual report to shareholders, to each shareholder of record, we may now furnish these materials on the Internet unless the shareholder has previously requested to receive these materials by mail or e-mail. On or about March 26, 2009, we mailed to our shareholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

INTERNET ACCESS OR ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you have previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future, which can help us achieve a substantial reduction in our printing and mailing costs as well as be environmentally friendly. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website:

www.proxyvote.com

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future shareholder meetings unless you revoke it before the meeting by sending a written request addressed to Diane Ortolano at our principal executive offices at One Independent Drive, Suite 114, Jacksonville, Florida 32202 or by following the instructions on the Notice of Internet Availability of Proxy Materials.

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

HOUSEHOLDING

The Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or single set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice, proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice, proxy statement or annual report, contact Diane Ortolano at our principal executive offices at One Independent Drive, Suite 114, Jacksonville, Florida 32202.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and annual reports for your household, please contact Diane Ortolano at our principal executive offices at One Independent Drive, Suite 114, Jacksonville, Florida 32202.

VOTING ELECTRONICALLY OR BY TELEPHONE

If your shares are registered in your own name (instead of through a broker or other nominee), you can vote your shares on the Internet by following the instructions at the Internet voting website at www.proxyvote.com. You may vote via the Internet, or by telephone, as instructed on the Notice of Internet Availability of Proxy Materials or as instructed on the accompanying proxy. Please carefully follow the directions on the Notice of Internet Availability of Proxy Materials or on your proxy card. If you vote via the Internet you may be required to bear costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

We reserve the right to cancel the electronic voting or telephone voting program at any time.

If your shares are held in an account at a brokerage firm or bank participating in a “street name” program, you may already have been offered the opportunity to vote using the Internet. A number of brokerage firms and banks participate in a program that offers Internet voting options for shares held in “street name.”

VOTING SECURITIES

The record of shareholders entitled to vote was taken at the close of business on February 24, 2009. At such date, we had outstanding and entitled to vote 69,975,476 shares of common stock, $.01 par value. Each share of common stock entitles the holder to one vote. Holders of a majority of the outstanding common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

The following table shows information relating to the beneficial ownership of our common stock as of February 24, 2009, except as otherwise disclosed in the notes below, of:

—	each person known to us to be the beneficial owner of more than 5% of our common stock,

—	each director and nominee,

—	each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and

—	all directors and executive officers as a group.

Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. No shares have been pledged as security by directors, nominees or executive officers except as noted below.

Amount and Nature of Shares Beneficially Owned(1)

Name	Number of Shares Owned(2)		Right to Acquire(3)	Percent of Class
Morgan Stanley 1585 Broadway New York, NY 10036	11,050,630	(4)	-	15.8%
Deutsche Bank AG Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	5,825,820	(5)	-	8.3%
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	5,315,542	(6)	-	7.6%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	5,128,272	(7)	-	7.3%
Cohen & Steers, Inc. 280 Park Avenue New York, NY 10017	5,007,454	(8)	-	7.2%
Martin E. Stein, Jr.	1,181,732	(9)	70,861	1.8%
Mary Lou Fiala	259,631	(10)	40,018	*
Brian M. Smith	57,714	(11)	5,667	*
Bruce M. Johnson	226,416		38,139	*
Raymond L. Bank	42,501		2,464	*
C. Ronald Blankenship	13,737		2,277
A. R. Carpenter	44,647		3,121	*
J. Dix Druce, Jr.	23,290		2,472	*
Douglas S. Luke	50,191	(12)	2,421	*
John C. Schweitzer	28,474	(13)	3,618	*
Thomas G. Wattles	22,609	(14)	2,277
Terry N. Worrell	57,559	(15)	3,430	*

All directors and executive officers as a group (a total of 12 persons)	2,008,501		176,765	3.1%

*Less than one percent

(1)

Information presented in this table and related notes has been obtained from the beneficial owner or from reports filed by the beneficial owner with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934.

(2)	Excludes shares that may be acquired by directors or executive officers through:

—	the vesting of restricted stock or stock rights awards; or

—	stock option exercises.

(3)	Shares that can be acquired through stock option exercises or the vesting of stock rights awards within 60 days after the date of this proxy statement.

(4)

Information is as of December 31, 2008 and is based on a report on Schedule 13G filed with the SEC on February 17, 2009 by Morgan Stanley and its affiliate, Morgan Stanley Investment Management, Inc. According to the information provided in the Schedule 13G, the shares reported by Morgan Stanley are owned or may be deemed to be owned by Morgan Stanley Investment Management, Inc. Each of the entities has voting and dispositive power over the shares shown as follows:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power
Morgan Stanley	3,430,330	366	6,084,523
Morgan Stanley Investment Management, Inc.	2,785,773	366	4,966,473

(5)

Information is as of December 31, 2008 and is based on a report on Schedule 13G filed with the SEC on February 11, 2009 by Deutsche Bank AG and its affiliates listed below. According to the information provided in the Schedule 13G, each of the entities has voting and dispositive power over the shares shown as follows:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power
Deutsche Bank AG	3,412,440	-	5,825,820
Deutsche Asset Management Investmentgesellshaft	600	-	4,900
RREEF America, L.L.C.	2,269,592	-	4,578,842
Deutsche Bank Trust Company Americas	9,675	-	32,575
Deutsche Investment Management Americas	830,389	-	833,589
Deutsche Asset Management Australia Ltd.	283,934	-	361,964
DWS Investments S.A.	18,850	-	18,850

(6)

Information is as of December 31, 2008 and is based on a report on Schedule 13G filed with the SEC on February 5, 2009 by Barclay Global Investors, NA and its affiliates listed below. According to the information provided in the Schedule 13G, each of the entities has voting and dispositive power over the shares shown as follows:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power
Barclay Global Investors, NA	1,754,153	-	2,055,659
Barclays Global Fund Advisors	2,441,003	-	2,836,213
Barclays Global Investors, Ltd.	210,867	-	275,353
Barclays Global Investors Canada Limited	2,212	-	2,212
Barclays Global Investors Japan Limited	146,105	-	146,105

(7)

Information is as of December 31, 2008 and is based on a report on Schedule 13G filed with the SEC on February 13, 2009 by The Vanguard Group, Inc. According to the information provided in the Schedule 13G, The Vanguard Group, Inc. has sole voting power over 33,376 shares and sole dispositive power over 5,128,272 shares.

(8)

Information is as of December 31, 2008 and is based on a report on Schedule 13G filed with the SEC on February 17, 2009 by Cohen & Steers, Inc. and its affiliates listed below. According to the information provided in the Schedule 13G, each of the entities has voting and dispositive power over the shares shown as follows:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power
Cohen & Steers, Inc.	4,472,474	-	5,007,454
Cohen & Steers Capital Management, Inc.	4,460,199	-	4,989,285
Cohen & Steers Europe S.A.	12,275		18,169

(9)

Includes 55,055 shares held in Regency’s non-qualified deferred compensation plan. Also includes 367,830 shares available as collateral for a bank line of credit. There were no amounts outstanding under the line of credit as of the date of this proxy statement. Also includes the following shares over which Mr. Stein is deemed to have shared voting and investment power:

—	160,263 shares held by The Regency Group, Inc. All of the outstanding stock of The Regency Group, Inc. is owned by Mr. Stein and members of his family.

—	307,147 shares held by The Regency Group II. Mr. Stein is a general partner of The Regency Group II.

—	108,235 shares held by Regency Square II. Mr. Stein is a general partner of Regency Square II.

—	4,000 shares held for the benefit of Mr. Stein by the Wellhouse Trust. Mr. Stein has investment power with respect to such shares.

—	6,801 shares held by Mr. Stein as custodian for his children.

—	2,473 shares held for the benefit of Mr. Stein’s granddaughter in a trust of which he is the trustee.

—	112,600 shares held in grantor retained annuity trusts of which Mr. Stein is the trustee and his children are the beneficiaries.

(1[0] )	Includes 27,295 shares held in Regency’s non-qualified deferred compensation plan.

(1[1] )	Includes 36,068 shares held in Regency’s non-qualified deferred compensation plan.

(1[2] )	Includes 19,106 shares pledged as security for a secured line of credit.

(1[3] )	Includes 2,443 shares pledged as security for a margin account.

(1 4)	Includes 7,000 shares held in a trust. Mr. Wattles has investment power over these shares.

(1[5] )	Includes 7,500 shares held in two trusts. Mr. Worrell has investment power over these shares. Mr. Worrell has elected not to stand for re-election at the annual meeting.

Stock Ownership Policy for Officers and Directors

Our board of directors has adopted a stock ownership policy for our senior officers and outside directors in order to encourage them to focus on creating long-term shareholder value. The policy sets stock ownership targets for officers as a multiple of base salary. For example, the target for the chief executive officer is five times his annual base salary. The target for outside directors is the greater of five times their annual retainer fees or $250,000 (exclusive of fees for committee service or attendance fees). The targets are to be achieved by directors and executive officers over a five-year accumulation period. The stock ownership policy also requires the chief executive officer, the chief operating officer, the chief financial officer, the Chief Investment Officer and the board of directors:

—	to retain the after-tax value of our shares acquired on the exercise of stock options or on the vesting of stock awards for one year after exercise or vesting, and

—	to retain 60% of that value so long as they remain an officer or director.

Compliance with the policy is measured by using the higher of the trading price of the shares on the date of acquisition or the 30-day average before the measurement date. Any options, restricted stock or stock rights awards granted to a participant while he or she is not in compliance with these guidelines will vest over five rather than four years or such longer period as the compensation committee determines, in its discretion.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Majority Voting Policy

Our articles of incorporation provide for the number of directors to be fixed pursuant to the bylaws, subject to a minimum of three and a maximum of fifteen. Our bylaws provide that the number of directors may not be increased or decreased by more than one without a vote of the shareholders. On February 3, 2009 the board voted to increase the number of directors from eleven to twelve.

Our board of directors nominated all eleven of its members to stand for re-election at the 2009 meeting. In addition, the board nominated our President, Mr. Brian M. Smith, to stand for election at the annual meeting to fill the newly created vacancy. At the February 3 board meeting, Mr. Terry Worrell advised the board that he would not stand for re-election. The board intends to seek a qualified, independent director to fill the vacancy created by Mr. Worrell’s departure. All nominees other than Mr. Smith were elected as directors by shareholders at the 2008 annual meeting. All directors elected at the meeting will serve until the 2010 annual meeting and until their successors are elected and qualified.

Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting. However, under a policy adopted by our board of directors, if in an uncontested election more votes are “withheld” from a director than are voted “for” the director, he or she will be required to resign within three days after certification of the vote. Our nominating and corporate governance committee (or, if votes were withheld from a majority of the members of the nominating and corporate governance committee, then a committee appointed by and from among disinterested, independent directors) will promptly consider the resignation and recommend to the board whether to accept or reject the resignation. The director who submitted the resignation may not participate in the decision.

Factors that the committee and board will consider under this policy include:

—	the stated reasons why votes were withheld from the director and whether those reasons can be cured;

—	the director’s length of service, qualifications and contributions as a director;

—	New York Stock Exchange listing requirements, and

—	our corporate governance guidelines.

Rejection of the resignation may be conditioned on curing the reasons underlying the withheld votes.

The board will act on the resignation no later than 60 days after the date of the annual meeting. We will disclose the board’s decision in a Form 8-K filed with the SEC within four business days of the decision that will provide a full explanation of the process by which the board reached its decision and the reasons for its decision.

Under Florida law, we must amend our articles of incorporation in order to provide that directors be elected by a majority as opposed to a plurality of the votes cast. Our nominating and corporate governance committee may consider such an amendment for a shareholder vote at a future annual meeting.

Independent Directors

Our board of directors has determined that Messrs. Raymond L. Bank, C. Ronald Blankenship, A. R. Carpenter, J. Dix Druce, Douglas S. Luke, John C. Schweitzer and Thomas G. Wattles, being a majority of our directors, are “independent” as defined by sections 303A.02(a) and (b) of the New York Stock Exchange listing standards. Our board has also determined that Terry N. Worrell, who has chosen not to stand for re-election, qualifies as an independent director under these listing standards. In determining independence, the following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

(1)	if our director or his or her immediate family member is an executive officer of another company that does business with us and our annual payments to the other company are less than 1% of the annual consolidated revenues of the other company;

(2)	if our director or his or her immediate family member is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the other company; and

(3)	if our director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 1% of that organization’s total annual charitable receipts (our automatic matching of employee charitable contributions will not be included in the amount of our contributions for this purpose).

The board will annually review all commercial and charitable relationships of directors and determine whether directors meet these categorical independence tests. In making its determination with respect to independence for the directors identified above as independent, the board did not consider any transactions, relationships or arrangements involving these directors that are not disclosed in this proxy statement.

During 2008, none of our independent directors served as an executive officer of any tax exempt organization to which we made contributions.

Our board of directors has adopted corporate governance guidelines, including a code of business conduct and ethics for our directors, officers and employees. The corporate governance guidelines and code of conduct are posted on our website at www.regencycenters.com. Copies may also be obtained in printed form by contacting Thomas Paul, Vice President-Internal Audit, at (904) 598-7000.

Nominees

The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of each of the board’s nominees. If your shares are held in an account at a brokerage firm or bank, your broker, bank or other nominee is permitted to vote your shares for the election of directors without instructions from you. Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may, in their discretion, vote for a substitute.

Our board of directors recommends a vote “for” the election of each of its nominees. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

Information concerning all nominees for director, based on data furnished by them, is set forth below.

MARTIN E. STEIN, JR.

(First elected to the board in 1993)

Mr. Stein, age 56, is our Chairman of the Board and Chief Executive Officer. He served as our President from our initial public offering in October 1993 until December 31, 1998. Mr. Stein also served as President of our predecessor real estate division beginning in 1981, and Vice President from 1976 to 1981. He is a director and member of the compensation and corporate governance committees of Patriot Transportation Holding, Inc., a publicly held transportation and real estate company, and Stein Mart, Inc., a publicly held upscale discount retailer. Mr. Stein is the immediate past Chairman of the National Association of Real Estate Investment Trusts and is a member of the International Council of Shopping Centers, the Urban Land Institute and the Real Estate Roundtable.

MARY LOU FIALA

(First elected to the board in 1997)

Mrs. Fiala, age 57, is our Vice Chairman of the Board and Chief Operating Officer. Mrs. Fiala has been our Chief Operating Officer since January 1999 and served as our President from January 1999 to February 2009. Before joining us, she was Managing Director – Security Capital U.S. Realty Strategic Group from March 1997 to January 1999. Mrs. Fiala was Senior Vice President and Director of Stores, New England - Macy’s East/ Federated Department Stores from 1994 to March 1997. From 1976 to 1994, Mrs. Fiala held various merchandising and store operations positions with Macy’s/Federated Department Stores. Mrs. Fiala is a director of Build-A-Bear Workshop, Inc. and Stir Crazy, Inc. She is also chairman of the board of trustees of the International Council of Shopping Centers.

BRIAN M. SMITH

(Nominee for election)

Brian M. Smith, age 54, is our President (since February 2009) and Chief Investment Officer. He served as Managing Director and Chief Investment Officer from September 2005 to February 2009. Mr. Smith served from March 1999 to September 2005 as Managing Director of Investments for our Pacific, Mid-Atlantic and Northeast divisions. Mr. Smith was Managing Director – Pacific Investments for Pacific Retail Trust (“PRT”) from January 1997 to February 1999, at which time PRT merged with Regency. Mr. Smith started his real estate career at Trammell Crow Company, where he was a partner in the firm, managing director and member of the National Retail Executive Committee.

BRUCE M. JOHNSON

(First elected to the board in 2004)

Mr. Johnson, age 61, is our Executive Vice President and Chief Financial Officer. Mr. Johnson has served as our Chief Financial Officer since July 1993 and as a Managing Director from 1993 to February 2009. From 1979 to October 1993, he served as Executive Vice President of our predecessor. Prior to joining Regency, Mr. Johnson was Vice President of Barnett Winston Trust, an equity and mortgage real estate investment trust. Mr. Johnson was a director of Columbia Equity Trust, Inc., an owner and operator of commercial office properties in the greater Washington, DC area, until its merger in February 2007. He also serves as

Chairman of Brooks Rehabilitation Hospital, a private not-for-profit rehabilitation hospital, and sits on the Board and the Executive Committee of its private parent company, Brooks Health Systems.

RAYMOND L. BANK

(First elected to the board in 1997)

Mr. Bank, age 55, was a founder and President of Merchant Partners, a venture capital firm focusing on retail, direct marketing, and consumer service companies, from 1994 through 2004. He also serves as President of Raymond L. Bank & Associates, Inc., a firm investing in and advising marketing-driven companies in the retail, direct marketing and services sectors, since 1991.

C. RONALD BLANKENSHIP

(First elected to the board in 2001)

Mr. Blankenship, age 59, has been President and Chief Executive Officer of Verde Realty since January 2009. Prior to that time he served as Co-Chairman of Verde Group beginning in June 2003. He was Vice Chairman of Security Capital Group Incorporated from May 1998 until June 2003. He was Chief Operating Officer of Security Capital from 1998 to May 2002 and Managing Director from 1991 until May 1998. Prior to June 1997, he was the Chairman of Archstone Communities Trust. Mr. Blankenship was formerly a trustee of ProLogis Trust and was formerly a director of BelmontCorp, InterPark Holdings Incorporated, Storage USA, Inc. and Macquarie Capital Partners, LLC. He also served as Interim Chairman, Chief Executive Officer and director of Homestead Village Incorporated from May 1999 until November 2001.

A. R. CARPENTER

(First elected to the board in 1993)

Mr. Carpenter, age 67, retired from CSX Corporation as Vice Chairman, a position he held from July 1999 to February 2001. From 1962 until February 2001, he held a variety of positions with CSX, including President and Chief Executive Officer (from 1992 to July 1999) and Executive Vice President-Sales and Marketing (from 1989 to 1992) of CSX Transportation, Inc. Mr. Carpenter is a director of PSS World Medical, Inc. and Stein Mart, Inc.

J. DIX DRUCE, JR.

(First elected to the board in 1993)

Mr. Druce, age 61, has been President and Chairman of the Board of National P.E.T. Scan, LLC since June 2000. From 1988 until 2000, he served as President and Chairman of the Board of Life Service Corp., Inc., a life insurance management company, and President and director of American Merchants Life Insurance Company and its parent, AML Acquisition Company, from October 1992 until the companies’ sale in 2000. He was President and director (Chairman from May 1989 to July 1991) of National Farmers Union Life Insurance Company from 1987 to 1991, and President and director of Loyalty Life Insurance Company and NFU Acquisition Company from 1987 to 1991.

DOUGLAS S. LUKE

(First elected to the board in 1993)

Mr. Luke, age 67, is President and Chief Executive Officer of HL Capital, Inc., a personal management and investment company. From 1991 to 1998 Mr. Luke was President and Chief

Executive Officer of WLD Enterprises, Inc., a Ft. Lauderdale, Florida-based diversified private investment and management company with interests in securities, real estate and operating businesses. From 1987 to 1990 he was Managing Director of Rothschild Inc./Rothschild Ventures. He is a director of MeadWestvaco Corporation, a diversified packaging and chemicals manufacturing company.

JOHN C. SCHWEITZER

(First elected to the board in 1999)

Mr. Schweitzer, age 64, is President of Westgate Corporation, which holds investments in real estate and venture capital operations. Mr. Schweitzer, who serves as out lead director, is a director of J.P. Morgan Chase Bank of Texas-Austin. He previously served as a member of Pacific Retail Trust’s board of trustees before its merger into Regency in February 1999. Mr. Schweitzer also served as a director or officer of a number of public companies and financial institutions, including Franklin Federal Bancorp, Elgin Clock Company, El Paso Electric Company, MBank El Paso, the Circle K Corporation, Homestead Village Incorporated and Enerserv Products.

THOMAS G. WATTLES

(First elected to the board in 2001)

Mr. Wattles, age 57, has been Chairman of DCT Industrial Trust, a publicly held industrial property REIT, since March 2003. Mr. Wattles was Principal of Black Creek Group, a real estate investment management firm, from February 2003 to December 2008. He served as Managing Director of Security Capital from 1991 to 2002 and as a trustee of ProLogis Trust from 1993 to May 2002. He was a director of ProLogis’ predecessor from its formation in 1991, and was Non-Executive Chairman of ProLogis from March 1997 to May 1998. Mr. Wattles was Co-Chairman and Chief Investment Officer of ProLogis and its former REIT manager from November 1993 to March 1997, and director of the former REIT manager from June 1991 to March 1997.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act, an officer, director or 10% shareholder must file a Form 4 reporting the acquisition or disposition of our equity securities with the Securities and Exchange Commission no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Reportable transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company’s fiscal year. To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required, the officers, directors, and greater than 10% beneficial owners timely complied with all applicable Section 16(a) filing requirements during 2008.

Executive Officers

Regency’s executive officers are:

Name (age)	Title

Martin E. Stein, Jr. (56)	Chairman and Chief Executive Officer

Mary Lou Fiala (57)	Vice Chairman and Chief Operating Officer

Brian M. Smith (54)	President and Chief Investment Officer

Bruce M. Johnson (61)	Executive Vice President and Chief Financial Officer

For information with respect to Messrs. Stein, Smith and Johnson and Ms. Fiala, please see the information in the board of directors listing on the preceding pages.

Meetings of Board of Directors

Our board held four regular meetings and two special meetings during 2008. All directors attended at least 75% of all meetings of the board and board committees on which they served during 2008.

Our independent directors meet quarterly in conjunction with the regular board meetings. The independent directors have elected John C. Schweitzer as lead director. As lead director, Mr. Schweitzer presides at the independent directors’ meetings. See “Shareholder Proposals and Communications with the Board of Directors” for information on how to communicate with Mr. Schweitzer or any of the other independent directors.

We do not have a formal policy requiring directors to attend annual meetings. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors will attend the annual meeting unless, for some reason, they are unable to attend the board meeting on the same date. All of our directors attended the 2008 annual meeting except Messrs. Bank and Worrell, who participated in the board meeting that day by telephone.

Our board of directors has established five standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, an investment committee and an executive committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual shareholders’ meeting. The charter of each committee is available on our website at www.regencycenters.com or in printed form by contacting Thomas Paul, Vice President – Internal Audit at (904) 598-7000.

Standing Committees

Audit Committee.  The audit committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, presently is composed of J. Dix Druce, Jr. (Chairman), Raymond L. Bank, A. R. Carpenter and Thomas G. Wattles, all of whom are independent as defined in the listing standards of the New York Stock Exchange. No member of the audit committee serves on the audit committees of more than three public companies. The audit committee met six times during 2008. The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. The audit committee charter was adopted by the board of directors and is reviewed annually by the audit committee. See “Audit Committee Report” for a description of the audit committee’s responsibilities.

Our board of directors has determined that Messrs. Druce, Bank, Carpenter and Wattles are independent as defined by Sections 303A.02(a) and (b) of the New York Stock Exchange listing standards and meet the financial literacy requirements of the New York Stock Exchange. Our board of directors also has determined that Messrs. Druce, Carpenter and Wattles are audit committee financial experts as defined in Regulation S-K 407(d)(5) of the Securities and Exchange Commission.

Compensation Committee.  The compensation committee presently is composed of John C. Schweitzer (Chairman), C. Ronald Blankenship, A. R. Carpenter and Douglas S. Luke, all of whom are independent as defined in the listing standards of the New York Stock Exchange. The compensation committee held five meetings to review 2008 annual performance and determine 2008 compensation, to establish the 2009 incentive compensation plan, to discuss leadership development and succession planning, and to review and approve modifications to our executive compensation plans. This committee has the responsibility of approving the compensation arrangements for senior management, including annual incentive and long-term compensation. It also recommends to the board of directors adoption of any compensation plans in which officers and directors are eligible to participate and makes grants of equity awards under our Long-Term Omnibus Plan.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee, which is presently composed of A. R. Carpenter (Chairman), Raymond L. Bank and John C. Schweitzer, met twice during 2008. All members of the nominating and corporate governance committee are independent as defined in the listing standards of the New York Stock Exchange. The purpose of the nominating and corporate governance committee is to:

—	assist our board in establishing criteria and qualifications for potential board members;

—

identify high quality individuals who have the core competencies and experience to become members of our board and recommend to the board the director nominees for the next annual meeting of shareholders;

—

establish corporate governance practices in compliance with applicable regulatory requirements and consistent with the highest standards, and recommend to the board the corporate governance guidelines applicable to us;

—	lead the board in its annual review of the board’s performance and establish appropriate programs for director development and education; and

—	recommend nominees for each committee of the board.

The nominating and corporate governance committee will consider written recommendations from shareholders for potential nominees for director that are made in accordance with the procedure set forth below. The committee will apply the same criteria to all candidates it considers, including any candidates submitted by shareholders. These criteria include independence, personal integrity, leadership skills, strategic thinking, willingness to make a time commitment, and breadth of knowledge about matters affecting us and our industry. In addition, the committee will look for skills and experience that will complement the board’s existing make-up. The committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the board during their current term. All nominees standing for election at the 2009 annual meeting are incumbent directors except for Mr. Brian Smith.

A non-employee director must submit his or her resignation to the committee upon a job change, in order to permit the committee to determine if the director’s new position creates any conflicts of interest. Directors may not stand for re-election after reaching age 75, unless the board, with committee input, elects to waive the mandatory retirement age.

When vacancies develop, the committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the committee deems it appropriate, it may engage a third-party search firm. The committee will evaluate potential candidates based on their biographical information and qualifications and also may arrange personal interviews of qualified candidates by one or more committee members, other board members and senior management.

Procedure for Shareholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees

The nominating and corporate governance committee will consider written recommendations from shareholders for potential nominees for director. The names of suggested nominees, together with the information set forth below, should be submitted for consideration to our Corporate Secretary, at our address set forth on page 1 of this proxy statement, no later than November 26, 2009. The mailing envelope should contain a clear notion indicating that the enclosed letter is a “Shareholder Recommendation for Director.”

In order to be a valid submission for recommendation to the nominating and corporate governance committee for a potential nominee, the form of recommendation must set forth:

—	Biographical information about the candidate and a statement about his or her qualifications;

—

Any other information required to be disclosed about the candidate under the Securities and Exchange Commission’s proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

—	The names and addresses of the shareholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each.

Procedure for Shareholder Nominations for Director

A shareholder wishing to nominate their own candidate for election to our board at our 2010 annual meeting must submit a written notice of his or her nomination of a candidate to our Corporate Secretary, at our address set forth on page 1 of this proxy statement, no later than November 26, 2009. To be timely in the case of a special meeting called for the election of directors or in the event that the date of the applicable annual meeting is changed by more than 30 days from the date of our last annual meeting, a shareholder’s notice must be received at our principal executive offices no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Nomination for Director.” In accordance with our bylaws, shareholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our board of directors and will not be included in our proxy materials.

Investment Committee. The investment committee presently is composed of Thomas G. Wattles (Chairman), C. Ronald Blankenship, Martin E. Stein, Jr. and Terry N. Worrell. This committee was formed to review and approve our capital allocation strategy, to approve investments and dispositions exceeding certain thresholds and to review our investment and disposition programs and the performance of in-process developments. The investment committee met five times during 2008.

Executive Committee. The executive committee presently is composed of Martin E. Stein, Jr. (Chairman) or Mary Lou Fiala, if Mr. Stein is unavailable, and any two other directors who qualify as “independent” directors, as defined by the New York Stock Exchange, and who are available to meet when committee action is required. The executive committee did not meet during 2008. The executive committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring board approval. The executive committee may not perform functions reserved under Florida law or the rules of the New York Stock Exchange for the full board of directors and, in addition, may not declare dividends.

AUDIT COMMITTEE REPORT

Our management is responsible for our internal controls and financial reporting process; the purpose of the audit committee is to assist the board of directors in its general oversight of our financial reporting, internal controls and audit functions. The audit committee operates under a written charter adopted by the board of directors. A copy of the charter can be found on our website at www.regencycenters.com. The four directors who serve on the audit committee have no financial or personal ties to us (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards. That is, the board of directors has determined that none of the audit committee members have a relationship with us that may interfere with the member’s independence from us and our management.

The audit committee met with management six times during the year to consider and discuss the adequacy of our internal controls and the objectivity of our financial reporting; in addition, the audit committee was on call as needed by management and KPMG LLP, our independent registered public accountants, to meet with or discuss any issues arising during the course of the year. The audit committee met privately with both KPMG LLP and the internal auditors, each of whom has unrestricted access to the audit committee.

The audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accountants are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The audit committee supervises the relationship between us and our independent registered public accountants, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services, and confirming their independence. The audit committee has discussed with the KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “The Auditor’s Communication with Those Charged with Governance,” including the quality of our accounting principles, reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the audit committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP the independent accountants’ independence.

In addition, the committee reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of Regency’s internal control over financial reporting and disclosure controls and procedures. As part of this process, the committee continues to monitor the scope and adequacy of our internal auditing program, and to review staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Based on these reviews and discussions, the audit committee recommended to the board of directors and the board of directors approved that the audited financial statements be included in Regency’s annual report on Form 10-K for the year ended December 31, 2008.

J. Dix Druce, Jr., Chairman

Raymond L. Bank

A. R. Carpenter

Thomas G. Wattles

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives and Overview

Regency’s compensation program is designed to attract, motivate, and retain executives who are capable of achieving our key strategic goals. We compensate our executives through a mix of base salary, annual cash incentives, and long-term equity compensation with an emphasis on the role of incentives in contributing to total compensation. Our compensation programs are designed to be competitive with comparable employers and to align the interests of management with shareholders by awarding incentives for the achievement of specific key objectives. Except as otherwise specified, the following compensation discussion and analysis focuses on our CEO and the other executive officers named in our Summary Compensation Table. We refer to these individuals as our “named executive officers.”

Current Distressed Economic Environment

Earnings in 2008 were disappointing, and as a result, our named executive officers failed to earn any annual cash incentive awards under our 2008 annual incentive plan and forfeited a very significant portion of their maximum performance share opportunities for the three-year performance period ended December 31, 2008. The current distressed economic environment has had a direct negative impact on the shopping center business. We have responded accordingly to protect our balance sheet, maintain and attain high occupancy in our operating and development portfolios, rationalize our development program, operate efficiently, and keep our employees engaged and motivated. We intend to emerge from these difficult times in strong financial shape while continuing our focus on growing intrinsic shareholder value.

We have reviewed our compensation program and made appropriate revisions for 2009 to reflect the above goals and actions. These changes are summarized below, along with the pay-for-performance results under our 2008 compensation program, with additional details following throughout this analysis.

Element	Evolving Status of Pay Element

Base salary

Historically, officers’ salaries have been adjusted annually to approximate the target competitiveness stated in our philosophy.

Effective in 2009, all officers’ salaries have been frozen, except in connection with promotion.

Annual cash incentive

Strong performance in 2007 earned annual incentives near their maximum potential.

FFO per share performance in 2008 failed to reach the threshold level, hence our named executive officers did not earn an annual cash incentive for 2008.

In 2009 the annual cash incentive will be based on adjusted FFO per share (AFFO) because it is a better measure of cash flow from operations and our ability to make distributions to shareholders.

Long-term incentive	Performance in the three-year period ending in 2007 earned awards near their maximum potential.

Performance in terms of FFO per share growth and total relative shareholder return in the three-year period ending in 2008 caused the equity awards for this period to be paid at roughly 20% of maximum potential.

Performance over the three-year period beginning in 2009 will be based entirely on our total relative shareholder return performance versus a REIT shopping center index.

Element	Evolving Status of Pay Element

Chief Investment Officer’s (CIO) incentives

A portion of our CIO’s incentives have been based on the value generated by our development program.

In connection with his promotion to President, beginning in 2009 our CIO’s performance measures will be the same as for the other named executive officers, i.e., the annual incentive will be based 100% on AFFO per share, and the long-term incentive will be based 100% on total relative shareholder return.

Oversight of Compensation

The compensation committee of our board of directors is responsible for implementing Regency’s executive pay philosophy, evaluating compensation against the market and the philosophy, and approving the material terms of executive compensation arrangements, such as incentive plan participants, award opportunities, performance goals, and compensation earned under incentive plans. The committee is composed entirely of independent directors as defined by the New York Stock Exchange.

The committee evaluates the performance of the CEO and determines his compensation based on this evaluation. With respect to the other named executive officers, the committee considers the CEO’s input as to performance evaluation and recommended compensation arrangements. This compensation is subject to the final approval of the committee.

Management and the committee rely upon outside advisors to determine competitive pay levels, evaluate pay program design, and assess evolving technical constraints. During 2008 the committee engaged Towers Perrin to evaluate competitive pay practices, assist in the refinement of Regency’s incentive plans, prepare pay disclosures, and value Regency’s equity awards. Towers Perrin did not perform any other work in 2008 related to Regency.

Targeted Level of Compensation

We rely on information prepared by Towers Perrin about the peer group analysis described below as well as the compensation survey of the National Association of Real Estate Investment Trusts (NAREIT) to evaluate pay levels for our named executive officers. The consultant to the compensation committee analyzes competitive total direct compensation at the peer REITs and real estate companies listed below, as disclosed in their proxy statements for prior years. We evaluate the appropriateness of the group annually (based on merger and acquisition activity, growth, property focus, etc.) and make adjustments accordingly. The composition of the peer group as reviewed in 2007 for setting 2008 pay remained the same for the review that we completed in 2008:

— AMB Property — AvalonBay Communities — Developers Diversified Realty — Duke Realty — Equity One — Federal Realty Investment Trust — Inland Real Estate	— Kimco Realty — Liberty Property Trust — Macerich Co. — The St. Joe Company — United Dominion Realty Trust — Ventas Inc. — Weingarten Realty Investors

Regency’s compensation philosophy has been to set base salaries within a range around the competitive median and target total direct compensation that is meaningfully above the median for higher levels of performance. Although base salaries are generally targeted around the median, the actual salary of an executive may be above or below the median based on factors unique to that executive, such as experience or competency, the availability of meaningful peer data for the executive or year-to-year changes in peer group salaries.

Total direct compensation, which consists of base salary, annual cash incentives and the expected value of long-term incentives, historically has been targeted in the range of the competitive median for target levels of performance and the 75th percentile for high levels of performance, but can be higher for exceptional performance. Our high performance expectations are consistent with our strategic plan and are expected to generate total shareholder returns better than the peer average over time.

As noted earlier, the precipitous decline in the U.S. economy and the freezing of the credit markets in 2008 have impacted our business and our pay programs. Salaries were frozen for 2009, except in connection with a promotion. For 2009 the annual and long-term incentive awards have been recalibrated such that our goals and the payouts for achieving plan performance are no longer in the range of the 75th percentile. Achievement of our 2009 plan is expected to deliver incentive awards for which the accounting costs are 50% lower than the awards provided in our 2008 plan.

Elements of Compensation

In allocating compensation, we believe the compensation of senior levels of management should be predominantly performance-based since these levels of management have the greatest ability to influence corporate performance. The table below summarizes the allocation of the 2008 compensation opportunity for our named executive officers and other senior management based upon the three primary elements of compensation (base salary, annual cash incentive, and long-term incentives).

Relative Size of Three Key Elements of Compensation Opportunity*

Element	Average of Named Executive Officers	Average of Regency Senior Management	Average of All Other Regency Executives

Base salary	17%	20%	60%

Annual incentives	23%	35%	20%

Long term incentives	60%	45%	20%

*	Opportunity at high performance level for the named executive officers and target for all others

We generally aim to align with the market in each of the three pay elements as defined in our pay-for-performance philosophy. The elements of compensation are discussed in more detail below.

Base Salary

Base salary is fixed compensation payable every two weeks and is a standard market practice intended to compensate for basic daily responsibilities assigned to the position. Base salaries are reviewed annually. The following factors are considered in determining salary adjustments: market competitiveness in relation to Regency’s performance and capital structure, the roles and responsibilities of the executives, their contributions to the company’s business, an analysis of job requirements and the executives’ prior experience and accomplishments.

Prior to 2008, Mr. Stein’s base salary placed him in the bottom quartile of his peer group. After review of information provided by Towers Perrin, Mr. Stein’s base salary was increased by 10%, which placed his 2008 base salary at the 32nd percentile of his peer group. Base salary increases in 2008 for the other named executive officers (4.2% to 4.6%) were in line with increases for other employees.

Due to the current economic climate, base salaries for 2009 for the named executive officers other than Mr. Smith have not been increased. Mr. Smith’s base salary for 2009 has increased 9.3% in recognition of his promotion to President in February, 2009.

Annual Cash Incentive – Overview

Our annual cash incentive plan as administered for the 2008 plan year, including our performance against the goals, is described below and is followed by a summary of the changes to the plan for the 2009 plan year.

Regency pays an annual cash incentive based on achievement of key corporate objectives. All of the named executive officers historically have been rewarded based on absolute growth in FFO per share, as defined below. Management and the compensation committee believe that FFO per share is a key metric because shareholders of REITs closely monitor this metric and because FFO per share growth should contribute to long-term successes for shareholders. Regency considers FFO to be an accurate benchmark for our peer group and a meaningful performance measurement for the company because it excludes various items in net income, such as gains on sales of operating properties, that do not relate to or are not indicative of the operating performance of the ownership, management and development of real estate. Since 2006 we have used a rolling three-year measurement period for the annual cash incentive in order to avoid year-to-year distortions that could be caused by, for example, an unusual change due to acquisition activity in the prior year.

In addition to FFO per share growth, a portion of the 2008 annual cash incentive compensation opportunity of our Chief Investment Officer is based on the performance of the investment group, specifically the net value created from developments and acquisitions, as defined below.

The following table shows the allocation of the 2008 annual cash incentive opportunity to the different performance measures.

Weighting of Annual Cash Incentive Opportunity

Named Executive Officer	3-Year FFO per Share Growth Rate	Net Future Value Creation from Developments and Acquisitions

Mr. Stein	100%	0%

Ms. Fiala	100%	0%

Mr. Johnson	100%	0%

Mr. Smith	44%	56%

The definitions of the performance measures are as follows:

—

“FFO per Share” - Net income (computed in accordance with GAAP), (1) excluding real estate depreciation and amortization and gains and losses from sales of operating properties (other than gains and losses from the sale of development properties or land), (2) after adjustment for unconsolidated partnerships and joint ventures computed on the same basis as item 1, and (3) excluding items classified by GAAP as extraordinary. We use diluted shares outstanding to determine FFO per share.

—

“Net Future Value Creation from Developments and Acquisitions” - The net future value of development starts (stabilized net operating income estimated for each project divided by the prevailing market cap rate less the project’s net project costs) less G&A allocable to the investment group and dead deal costs, plus the net future value from acquisitions (a 5% profit margin based on the total dollar amount of the acquisition).

Award opportunities under the 2008 annual cash incentive plan were consistent with the pay philosophy in that they provided above-median award opportunities for achievement of Regency’s high performance expectations. We pre-established a range of goals and corresponding payout opportunities. The maximum possible awards were capped. The following table shows the performance criteria for FFO per share growth for cash awards that could have been earned under our 2008 incentive plan:

2008 Performance Criteria of FFO per Share Growth for Annual Cash Incentives

2006 – 2008 FFO/Share Growth Rate	Performance Level	% of Maximum Opportunity Earned
10%	Exceptional	100%
9%		90%
8%	High	80%
7%		70%
6%		60%
5%	Median	50%
3.75%		37.5%
2.5%	Threshold	25%

We also provided for a cash award opportunity to Mr. Smith based on net future value creation from development starts and acquisitions in 2008. The following table shows the performance criteria for this portion of the cash award he could have earned under our 2008 incentive plan:

2008 Performance Criteria of Net Future Value Creation for

Annual Cash Incentive for CIO

Net Future Value Creation	Performance Level	% of Maximum Opportunity Earned
$150 million	Exceptional	100%
$140 million		92%
$130 million		83%
$120 million		75%
$110 million		67%
$100 million		58%
$90 million	Median	50%
$80 million		42%
$70 million	Threshold	33%

Annual Cash Incentive – 2008 Results v. 2008 Incentive Plan Goals

As shown in the summary compensation table, we did not make any cash incentive awards to our named executive officers based on the above performance criteria. The following table compares actual performance in 2008 against the range of goals:

2008 Actual Performance versus Goals

	Threshold	Exceptional	2008 Performance	% of Maximum Award Earned

FFO per share growth rate	2.5%	10%	Less than 2.5%(1)	0%

Net future value creation from development starts and acquisitions	$70 million	$150 million	Less than $70 million	0%

(1)	For the three-year measurement period 2006-2008. As explained above, we use a three-year measurement period to avoid year-to-year distortions.

Changes to Annual Incentive Plan for 2009

Annual cash incentives have been historically based upon FFO per share and a portion of the annual cash incentive for our Chief Investment Officer on net future value creation from developments and acquisitions. The compensation committee believes that adjusted funds from operations (AFFO) is the metric that annual cash incentives should be based upon for all named executive officers beginning in 2009 and going forward. This change to our Chief Investment Officer’s annual cash incentive reflects the broader responsibilities that he will have in 2009 in connection with his promotion to President of Regency.

The compensation committee believes AFFO is a better measure than FFO because it more accurately depicts cash flow from operations and our ability to make distributions to shareholders.

AFFO is FFO before non-cash FFO charges, less non-cash FFO revenues and non-revenue enhancing capital expenditures, including Regency’s pro-rata share of joint ventures. AFFO includes building and other tenant improvement costs that are excluded from FFO. All of the components to calculate AFFO are disclosed publicly in our financial supplement.

In order to encourage executives to proactively take actions to strengthen the balance sheet and right-size the organization, the compensation committee has determined that the impact of any issuance of common shares or equivalents other than stock compensation or fixed rate debt in excess of $150 million will be normalized for the calculation of AFFO per share. The compensation committee wishes to encourage management to arrange additional fixed rate debt to the extent available on acceptable terms in order to assure the ability to refinance existing debt that will mature in the next several years. For purposes of this metric, AFFO per share will be calculated excluding the dilutive impact of additional shares, interest costs on the incremental debt, as well as investment returns from the additional funds. In addition, to the extent that less than $150 million of debt is issued, the interest rate on that portion of our libor-based line that is equal to the difference between $150 million and the amount raised will be adjusted to reflect seven-year fixed rate mortgage financing in order to reflect the increased cost that would have been incurred. Restructuring charges in excess of our current plans would be added back to AFFO for purposes of this calculation. Our results will also be adjusted to reflect accounting changes that might occur during 2009.

The 2009 annual cash incentive will be based on achieving specified levels of AFFO per share in 2009, as set forth in the following table.

2009 Performance Criteria of AFFO per Share for Annual Cash Incentives

2009 AFFO per Share(1)	Performance Level	Multiple of Target	% of Maximum Opportunity Earned

$3.50	Exceptional	2.0	100%

$3.30	High	1.5	75%

$3.00 - $3.10	Target	1.0	50%

$2.80	Threshold	0.5	25%

(1)	In 2008, AFFO per share was $3.71

Long-Term Incentives – Overview

Our general approach to long-term incentives, a discussion of the award opportunities granted in 2008 with respect to the three-year period ending in 2010 and changes to the plan for the 2009-2011 period are described below. Outstanding award opportunities (e.g., 2007-2009 and 2006-2008) are summarized in the notes to the table for outstanding equity awards.

The compensation committee strongly believes that using equity awards with multi-year performance and vesting periods for a majority of the incentive awards reinforces the alignment of the interests of executives with those of shareholders. We maintain our Long-Term Omnibus Plan for the purpose of granting various types of equity awards, including stock rights awards, to provide incentives for management to increase stockholder value. In addition, the multi-year nature of the performance and vesting periods encourages executives to stay with the company.

Our compensation committee has authority to determine eligible participants, the types of awards and the terms and conditions of awards. Award opportunities under the Long-Term Omnibus Plan are consistent with the pay philosophy in that they provide above-median award opportunities for achievement of Regency’s high performance expectations. The plan uses two different stock-based awards in order to promote stock ownership among the participants and to emphasize the importance of total shareholder return. Contingent share awards, or performance share award opportunities, are awarded to our named executive officers, subject to the achievement of select performance goals as described below. Other executives receive restricted share awards as described below.

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the compensation committee review and consider the accounting implications of a given award, including the estimated compensation expense and the periods over which that expense will be incurred.

Long Term Incentives: Performance Shares

Performance goals are established for a three-year performance period. We use a three-year performance period in order to tie incentive compensation to long-term results. Following the end of the period, performance versus goals is considered, awards are determined, and the corresponding number of shares vest. Dividend equivalents will vest when the underlying share award vests and will be paid in shares as if unvested shares earned dividends at the same rate as paid on our common stock and such dividends were reinvested annually. No shares will be earned if the minimum performance levels are not achieved.

Performance share opportunities awarded to our named executive officers in 2006, 2007 and 2008 for the 2006-2008, 2007-2009 and 2008-2010 performance periods, respectively, are set forth in notes (4), (5) and (6) to the table for outstanding equity awards at fiscal year-end 2008 included elsewhere in this proxy statement. Note (4) to that table also includes information on performance shares that vested in February 2009 for the 2006–2008 performance period. We expense performance shares over the performance period, based on management’s estimates of the likelihood of meeting the performance criteria, and include the expensed amounts in reporting the total direct compensation of our named executive officers in the summary compensation table included elsewhere in this proxy statement.

In 2008, our compensation committee adopted the Morgan Stanley Shopping Center REIT Index as the comparative measure for total relative shareholder return in 2008 in place of a group of comparable REITs in property size and type (the number of which has dwindled as a result of mergers and acquisitions). However, Morgan Stanley subsequently discontinued this Index, which consisted of 15 REITs. Accordingly, the committee replaced it with the FTSE NAREIT US Shopping Center Index, which consisted of 15 REITs at the time of the committee’s decision (14 of which were in the Morgan Stanley Index).

Performance share opportunities awarded in 2008 can be earned based on performance against goals over the 2008-2010 period. Corporate measures used to determine the vesting of these performance share awards are FFO per share growth and total relative shareholder return.

In addition, a portion of the performance award for Mr. Smith, our Chief Investment Officer, is tied to net value realized from developments and acquisitions measured at the end of the three-year performance period of 2008 through 2010, as further described below.

The following table shows the allocation of the 2008 performance share opportunity to the different performance measures.

Weighting of 2008-2010 Performance Share Opportunity

Named Executive Officer	2008 – 2010 Annualized FFO/Share Growth Rate	2008 – 2010 Relative Total Shareholder Return	Net Value Realized from 2008 Developments and Acquisitions

Mr. Stein	67%	33%	0%

Ms. Fiala	67%	33%	0%

Mr. Johnson	67%	33%	0%

Mr. Smith	47%	23%	30%

The following table shows the performance criteria for three-year average FFO per share growth for performance share awards covering the three-year performance period of 2008 through 2010. Percentage growth is measured as FFO per share in excess of $4.20 per share.

2008-2010 Performance Criteria for FFO per Share Growth

2008 – 2010 Annualized FFO/Share Growth Rate	Performance Level	% of Maximum Opportunity Earned
10%	Exceptional	100%
9%		90%
8%	High	80%
7%		70%
6%		60%
5%	Median	50%
3.75%		37.5%
2.5%	Threshold	25%

The following table shows the performance criteria for total relative shareholder return for performance share awards for the three-year performance period of 2008 through 2010. Total shareholder return considers stock price growth as well as dividends. We measure our total relative shareholder return based on our performance versus that of the FTSE NAREIT US Shopping Center Index described above.

2008-2010 Performance Criteria for Total Shareholder Return

Performance vs. Index	Performance Level	% of Maximum Opportunity Earned

+3.0% or more	Exceptional	100%

+2.0%	High	80%

+/-1.0%		60%

-1.5%	Median	50%

-3.0%	Threshold	25%

Less than -3.0%		0%

In the case of Mr. Smith, 30% of his performance share opportunity under the 2008 plan is based on the performance of our investment group. Net value realized measures the actual performance of developments started in 2008. A threshold award of 33% will be earned if the net value realized by Regency’s investment group in 2008 is at least $70 million, measured at the end of the three-year performance period ended December 31, 2010, and 100% will be earned if the net value realized is at least $150 million.

The following table sets forth additional information about the performance criteria tied to the investment group for 2008 through 2010:

2008-2010 Performance Criteria for Net Value

Realized for 2008 Developments & Acquisitions

Net Value Realized	Performance Level	% of Opportunity Earned
$150 million	Exceptional	100%
$140 million		92%
$130 million		83%
$120 million		75%
$110 million		67%
$100 million		58%
$90 million	Median	50%
$80 million		42%
$70 million	Threshold	33%

Long Term Incentives: 2009 Awards

Performance share opportunities for the 2009-2011 performance opportunity will be based entirely on total relative shareholder return, with no component tied to FFO growth per share. The compensation committee made this decision in light of its preference for focusing on financial goals within the annual cash incentive plan, leaving the long-term plan to emphasize our success in generating value for shareholders. We believe total shareholder return is our shareholders’ scorecard for our company. The use of total shareholder return relative to an index comprised of peer companies is a discerning measure of how the executives performed in the shopping center sector over an extended period.

The performance share goals under the 2009 plan continue to be set in terms of performance in relation to the FTSE NAREIT US Shopping Center Index. However, the goals, outlined below, are now articulated in terms of three-year aggregate performance and the range of performance recognized from threshold to exceptional is now substantially wider than ranges used in prior years. By comparison, the exceptional goal under the 2008-2010 plan was set at 3% (300 basis points) better than the index on an annualized basis (9.3% better on an aggregate basis).

The following table sets forth performance levels for total relative shareholder return for performance share awards for the three-year performance period of 2009 through 2011.

2009-2011 Performance Criteria for Total Shareholder Return

(Relative to FTSE NAREIT US Shopping Center Index)

Three Year Performance vs. Index	Performance Level	Multiple of Target	% of Opportunity Earned
+20%	Exceptional	2.0	100%
+10%	High	1.5	75%
+/- 3%	Target	1.0	50%
-10%	Threshold	0.5	25%

Our practice has been to determine the dollar amount of equity compensation that we want to provide and then to contingently grant the number of performance shares based on the fair market value at the date of committee action. Due to the extreme volatility of the stock market and of our stock price since the beginning of the current economic crisis, the compensation committee determined to base the performance share grant in 2009 on the average closing price of our common stock during the month of January 2009. This avoided the possibility of distorting the number of shares awarded as a result of a significant one-day jump or drop in our stock price on the date of committee action. We also used the average closing price of our common stock during the month of January 2009 for restricted stock grants and stock rights awards issued to all employees, including our named executive officers.

Long Term Incentive: Restricted Shares / Stock Rights Awards

A restricted share award is a grant of stock that vests after certain conditions are met. Restricted shares are used to motivate and retain employees as well as promote employee stock ownership. The restricted share awards we are currently granting to most officers are “time-based” and vest equally over a four-year period. We refer to them as stock rights awards because we do not issue the shares until the vesting conditions have been satisfied. Generally, we make time-based stock rights awards to officers below the named executive officer level, because we want the equity compensation of our named executive officers to be tied primarily to specific performance objectives. However, in February 2009, we made a $750,000 discretionary stock rights award to Mr. Smith, in recognition of his promotion to President. The shares vest annually over four years.

Long Term Incentive: Stock Options

We currently do not use stock options as part of our compensation package. Our stock-based awards are full-value shares that vest based on goal-achievement and/or continued service. Since we grant fewer shares with these types of awards than we would have granted in the form of options, stock grants help us manage dilution that we would otherwise experience in granting options.

Some employees hold outstanding stock option grants awarded in prior years that expire as late as 2015. All stock options were granted with an exercise price equal to the stock’s fair market value at the date of grant. All stock options granted have ten-year lives and contain vesting terms of one to five years from the date of grant. Some have dividend equivalent rights.

Retirement: 401(k) & Profit-Sharing Plan

We are strongly committed to encouraging all employees to save for retirement. To provide employees with the opportunity to save for retirement on a tax-deferred basis, Regency sponsors a 401(k) plan pursuant to which Regency matches employee contributions at 100% up to $3,800 for 2008. In addition, the compensation committee has the right to approve additional contributions – including the obligation to make such contribution when our FFO goal is achieved.

For 2008, the compensation committee approved a discretionary profit-sharing contribution equal to 0.5% times FFO, even though we did not achieve our FFO goal. The pool of funds is distributed pro-rata to all eligible employees based upon a salary cap of $50,000. We review our company match, employee participation levels and communication programs throughout the year to ensure that this benefit remains competitive with comparable companies as well as the national average.

Retirement: Non-Qualified Deferred Compensation Plan

We sponsor a non-qualified deferred compensation plan that allows senior executives and directors to defer compensation that would otherwise be paid. The plan gives eligible employee participants who would otherwise be limited by federal law in the amounts they could contribute to our 401(k) plan the ability to save beyond those limits by providing another savings vehicle. Our non-qualified deferred compensation plan works together with the qualified 401(k) plan to assist executives in building a foundation for their retirement. We believe this is an attractive benefit for highly paid employees and that most companies offer executives some type of executive retirement benefit above and beyond the qualified plan limits. We have the right to make contributions to the participants’ accounts, but we have never done so. See “Executive Compensation – Summary of Our Non-Qualified Deferred Compensation Plans” for additional information about this plan and a predecessor plan that we maintain.

Compensation on Termination of Employment

Each of our named executive officers has a severance and change of control agreement. We believe these agreements are important for retention purposes, as many companies with which we compete offer severance compensation, particularly in connection with a change of control. Accordingly, our named executive officers have the right to receive enhanced severance compensation, including the vesting of unvested equity awards, if they are terminated without cause or they leave for good reason within two years after a change of control. We believe that such compensation gives our named executive officers incentive (1) to stay with the company despite the possibility of losing employment after a change of control and (2) to focus on obtaining the best possible value for shareholders in a change of control transaction.

Effective January 1, 2008, we amended the severance and change of control agreements with all our officers to reduce and/or eliminate the costs associated with tax gross-ups and to address changes in the tax laws, including new regulations under Section 409A of the Internal Revenue Code relating to deferred compensation. For example, for most officers we eliminated the gross-up for federal and state income taxes and excise taxes for “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. Their change of control compensation will be scaled back to just below that which would otherwise trigger excise taxes. We retained the gross-up for excise taxes, but not for federal or state income taxes, for Mr. Smith, but only until the fifth anniversary date of his promotion to Chief Investment Officer (until September 19, 2010), and only if his total change of control compensation would exceed the Section 280G limit by more than 10%. Because of his promotion to Chief Investment Officer since the date of his original agreement, his five-year base for the computation of parachute payments does not fully reflect his current compensation. Based on evolving practices of other companies, we changed the formula for cash bonuses on termination to a multiple of the officer’s average cash bonus over the previous three years, as opposed to the greater of the most recent cash bonus or the target cash bonus for the year of termination. This formula ties the cash bonus on termination to a longer performance period and reduces the possibility of distortion based on a one-year measurement period.

In amending the agreements, we were sensitive to avoiding morale issues that would result from any wholesale elimination of existing benefits. Accordingly, the amended and restated agreements retain the same multiples of base compensation and annual cash bonus on termination of employment as the prior agreements, with the exception of Mr. Smith, whose severance multiple was increased from 1.0x to 1.5x in recognition of his promotion to Chief Investment Officer since the date of his original agreement. Our compensation committee will evaluate the current agreements again in light of best practices as part of the next renewal cycle. We reduced the term of the agreements from five to three years, to expedite that review.

Like the agreements they replaced, the amended and restated agreements generally provide for severance using a “double trigger,” i.e., only if a change of control occurs and the officer is terminated without cause or leaves for good reason within two years after the change of control. The new agreements make the vesting/cash out of equity awards subject to a double trigger where practical, with the exceptions being when Regency or any surviving entity cease to be a public company, in which case unvested options and stock rights awards are cashed out and performance shares are cashed out at the exceptional level on a deferred basis (through the original performance period, with interest).

For additional information on compensation on termination of employment, including death, disability and retirement, see “Executive Compensation – Compensation on Termination of Employment.”

Other Policies

Our executive officers are subject to stock ownership guidelines. See “Voting Securities – Stock Ownership Policy for Officers and Directors.”

The Sarbanes-Oxley Act of 2002 subjects incentive compensation and stock sale profits of our CEO and CFO to forfeiture in the event of an accounting restatement resulting from any non-compliance, as a result of misconduct, with any financial reporting requirement under securities laws. The compensation committee has not adopted any additional forfeiture provisions for incentive compensation.

Because all of our employees are employed by our operating partnership and not by Regency itself, we believe we are not subject to Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid by corporations to executives named in their summary compensation tables to the extent it exceeds $1 million per executive. Further, since we have elected to qualify as a REIT under the Internal Revenue Code of 1986, we generally will not be subject to federal income tax. Thus, the deduction limit contained in Section 162(m) of the Internal Revenue Code for compensation paid to CEOs and certain other executive officers of public companies is not material to the design and structure of our executive compensation program.

COMPENSATION COMMITTEE REPORT

For the year ended December 31, 2008, the compensation committee reviewed and discussed the compensation discussion and analysis with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the compensation discussion and analysis be included in this proxy statement.

John C. Schweitzer, Chairman

C. Ronald Blankenship

A. R. Carpenter

Douglas S. Luke

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our chief executive officer, our chief financial officer and each of our other executive officers for 2006, 2007 and 2008.

Due to the difficult economic climate precipitated by the credit crisis that began in 2008, we did not achieve superior results in 2008 compared to our performance in 2006 and 2007. As a result, as indicated in the following table, our named executive officers did not receive any annual cash incentive compensation in 2008 under our annual cash incentive plan, which is performance-based. In addition, our named executive officers forfeited their entire performance share opportunity for the 2006-2008 performance period under our 2006 long-term incentive plan the vesting of which was tied to growth in per share FFO. Our named executive officers also forfeited 50% of their performance share opportunity for the 2006-2008 performance period under our 2006 long-term incentive plan the vesting of which was tied to total relative shareholder return. Mr. Smith forfeited 60% of his share opportunity for the 2006-2008 performance period under our 2006 long-term incentive plan, the vesting of which was tied to the performance of our investment group. As indicated in note (1) to the following table, these forfeitures resulted in reversing compensation expense that we recognized in 2006 and 2007 in our financial statements based on our estimates in those years regarding the probability of meeting performance targets over the 2006-2008 performance period.

SUMMARY COMPENSATION TABLE FOR 2008

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(4)	All Other Compen- sation ($)(5)(6)	Total ($)

Martin E. Stein, Jr.	2008	$660,000	$—	$191,754	$323,684	$—	$—	$14,122	$1,189,560
Chairman and Chief Executive Officer	2007	$600,000	$—	$3,040,984	$323,684	$926,250	$—	$61,959	$4,952,877
	2006	$575,000	$—	$2,794,244	$323,684	$855,000	$—	$426,775	$4,974,703

Mary Lou Fiala	2008	$450,000	$—	$699,838	$166,122	$—	$—	$14,122	$1,330,082
President and Chief Operating Officer(7)	2007	$432,000	$—	$2,105,316	$166,122	$541,500	$—	$18,996	$3,263,934
	2006	$415,000	$—	$1,752,606	$166,122	$495,000	$—	$178,218	$3,006,946

Bruce M. Johnson	2008	$376,000	$—	$569,022	$118,594	$—	$—	$52,356	$1,115,972
Managing Director and Chief Financial Officer(7)	2007	$360,000	$—	$1,564,745	$118,594	$427,500	$—	$37,596	$2,508,435
	2006	$330,000	$—	$1,117,292	$118,594	$360,000	$—	$136,910	$2,062,796

Brian M. Smith	2008	$366,000	$—	$514,368	$33,496	$—	$—	$390,228	$1,304,092
Managing Director and Chief Investment Officer(7)	2007	$350,000	$175,000	$1,942,549	$33,496	$871,750	$—	$14,361	$3,387,156
	2006	$325,000	$262,500	$1,678,424	$33,496	$528,000	$—	$17,322	$2,844,742

(1)

The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock rights awards that vested during the year in question, except that in accordance with SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions. All awards included in this column were valued using the closing price of our common stock on the last trading day preceding the date of grant.

This column also includes amounts recognized for financial reporting purposes in accordance with FAS 123(R) for performance share awards that are likely to be earned in future years, based on satisfaction of performance criteria during the year in question. We consider the likelihood of meeting performance criteria based upon management’s estimates. We use a Monte Carlo simulation model for performance awards tied to total relative shareholder return. We compare the peer group members and/or index based on stock volatility, risk-free interest rates and total shareholder return through the grant date, use that data to simulate each peer group company’s stock returns from the grant date through the three-year performance period, and then estimate a pay-out percentage for our performance awards.

Under FAS 123(R), due to (1) the forfeiture in January 2009 under our 2006 long-term incentive plan of performance share awards tied to per share FFO growth or the performance of our investment group over the 2006-2008 performance period and (2) management’s revised estimate of FFO growth and the performance of our investment group over the 2007-2009 performance period under our 2007 long-term incentive plan, we reversed compensation expense that we recognized in 2006 and 2007 based on our estimates in those years of the probability that these performance targets would be met at the end of the three-year performance periods. Under FAS 123(R), we do not reverse compensation expense recognized in prior years using the Monte Carlo simulation model to estimate the probability of achieving relative total shareholder return targets. The following table sets forth the compensation expense we reversed in our financial statements in 2008 for each of the named executive officers. The reversal of these amounts is reflected in the figures in this column.

Named Executive Officer	2006 Incentive Plan Compensation Expense Reversed in 2008 Financial Statements under FAS 123(R)	2007 Incentive Plan Compensation Expense Reversed in 2008 Financial Statements under FAS 123(R)

Mr. Stein	$1,140,000	$488,865

Ms. Fiala	$660,000	$428,697

Mr. Johnson	$480,000	$338,445

Mr. Smith	$673,120	$219,500

Totals	$2,953,120	$1,475,507

As noted above, the amounts in this column reflect compensation expense (and reversals of prior compensation expense) reported in our financial statements under FAS 123(R). The actual value realized by the executives will depend on the market value of our common stock on the dates that any stock awards actually vest and the actual number of shares that vest.

(2)

The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock options that vested during the year in question, except that in accordance with SEC rules, the amounts have not been adjusted to reflect an estimate for forfeitures related to service-based vesting conditions. None of the individuals in the table forfeited any stock options during 2008 with service-based vesting conditions. The following table sets forth the assumptions we made in arriving at the grant date fair value shown for all the awards included in this column:

	No. of Options	Date of Grant	Expected Dividend Yield	Risk-Free Interest Rate	Expected Volatility	Expected Life in Years	Grant Date Fair Value
Mr. Stein	219,447	01/17/2005	4.30%	3.70%	18.00%	4.4	$1,294,737
Mr. Johnson	80,403	01/17/2005	4.30%	3.70%	18.00%	4.4	$474,378
Ms. Fiala	112,625	01/17/2005	4.30%	3.70%	18.00%	4.4	$664,488
Mr. Smith	22,709	01/17/2005	4.30%	3.70%	18.00%	4.4	$133,983

(3)	The amount for Mr. Smith for 2007 also includes a $68,000 catch-up amount for 2007 investment performance allowed under the 2006 plan.

(4)

We do not maintain any defined benefit pension plans. No earnings are deemed above-market or preferential on compensation deferred under our two non-qualified deferred compensation plans. Contributions deemed invested in Regency common stock under the plans are deemed to earn dividends at the same rate as we pay dividends. All other contributions to the plans are deemed invested in hypothetical investment options selected by the executive from the same menu of investment options offered to all participants in our 401(k) and profit sharing plan. See “— Summary of Our Non-Qualified Deferred Compensation Plans” for additional information.

(5)	The amounts in this column for 2008 consist of the following for each executive: (a) a $7,188 contribution to our 401(k) and profit sharing plan, and (b) a $1,000 Christmas bonus, plus:

Named Executive Officer	Life Insurance Premiums ($)	Dividend Equivalents on Stock Option Awards Not Previously Expensed(i) ($)	Relocation Expenses(ii) ($)

Mr. Stein	$5,934	$—	$—

Ms. Fiala	$5,934	$—	$—

Mr. Johnson	$9,108	$35,060	$—

Mr. Smith	$3,174	$—	$378,866

(i)

Some, but not all, options earn dividend equivalent units (DEUs) that vest at the same rate as the underlying options. Vested DEUs are distributed annually based on the per share dividends on our common stock, less the average dividend rate of the S&P 500 on the original option grant date. The amounts in this column represent DEUs vested and distributed during 2008 on stock options awarded before January 1, 2005, when we began expensing stock option grants under FAS 123(R). We pay DEUs in common stock. Therefore, the amounts shown are based on the closing price of our common stock on the date of the distribution. The amounts in this column do not include DEUs distributed on stock options or stock rights awards that we have expensed under FAS 123(R), because the value of the DEUs has already been taken into account in determining and reporting grant date fair value of those options and stock rights awards under FAS 123(R).

(i i)

All Other Compensation for Mr. Smith in 2008 is comprised primarily of relocation-related expenses incurred in connection with Mr. Smith’s move from California to Florida at our request. This amount includes $98,338 for moving costs and temporary housing; $204,803 for home sale costs such as real estate brokerage fees and transfer taxes; a $47,500 miscellaneous expense allowance and $28,226 for tax gross-up on the amount of relocation expenses paid.

(6)

From time to time, we will charter a plane through NetJets in order for officers to attend business related meetings or functions. On six trips, because additional seats were available, the spouse of a named executive officer accompanied the named executive officer on the aircraft. The aggregate incremental cost to us of these additional passengers is de minimis and consequently, no amount is included in this column for the additional passengers.

(7)

In February 2009, Mrs. Fiala became Vice Chairman as well as Chief Operating Officer, Mr. Johnson became Executive Vice President as well as Chief Financial Officer and Mr. Smith became President as well as Chief Investment Officer.

Incentive Plan Awards

Cash incentive awards under our 2008 incentive plan were based on growth in FFO per share during the three-year period ended December 31, 2008. A portion of Mr. Smith’s cash bonus for 2008 also was based on the performance of the investment group. Due to the difficult economic climate in 2008, no cash incentive awards were earned under the 2008 incentive plan.

Equity awards that may be earned under our 2008 incentive plan are issuable under our Long-Term Omnibus Plan. Our 2008 incentive plan provides for the issuance to our named executive officers of performance share awards that are based on achieving specified thresholds for FFO growth per share and specified thresholds for total relative shareholder return during 2008 through 2010. Each award provides for a specific number of shares depending on the extent to which the performance levels are achieved. No shares will be earned if the minimum performance levels are not achieved. Any earned share awards will vest immediately. Dividend equivalents will vest when the underlying share award vests and will be paid in shares, as if dividends paid on unvested shares at the same rate as paid on our common stock were reinvested annually. Two-thirds of the performance award for Messrs. Stein and Johnson and Ms. Fiala and 47% of the performance award for Mr. Smith is tied to compounded FFO growth per share, and 30% of the performance award for Mr. Smith also is tied to the net value realized from development starts and acquisitions. The performance criteria are set forth above under “Compensation Discussion and Analysis.” Any earned award will vest on February 4, 2011 and be paid in shares.

The total maximum possible number of shares that can be earned by each named executive officer under our 2008 incentive plan (excluding dividend equivalents) was computed based on the following dollar amounts, using a share price of $63.26 (the closing price on February 1, 2008, the date established in the 2008 incentive plan):

Name	Amount

Mr. Stein	$3,255,000

Ms. Fiala	$1,755,000

Mr. Johnson	$1,395,000

Mr. Smith	$1,995,000

The following table sets forth information about plan-based awards granted to our named executive officers during 2008, all of which were made under our 2008 incentive plan. We did not grant any options to our named executive officers during 2008. In the case of Mr. Stein, Ms. Fiala and Mr. Johnson, the line items consist of the following:

—

the first line item represents the range of possible cash pay-outs based on FFO per share growth during the three years ended December 31, 2008 (as shown in the summary compensation table, no amounts were paid);

—	the second line item represents the range of possible performance shares to be earned based on 2008-2010 FFO per share growth; and

—	the third line item represents the range of possible performance shares to be earned based on 2008-2010 total relative shareholder return.

In the case of Mr. Smith, the line items consist of the following:

—

the first line item represents the range of possible cash pay-outs based on FFO per share growth during the three years ended December 31, 2008 (as shown in the summary compensation table, no amount was paid);

—

the second line item represents the range of possible cash pay-outs based on the net value created from development starts and acquisitions during 2008 (as shown in the summary compensation table, no amount was paid);

—	the third line item represents the range of possible performance shares to be earned based on 2008-2010 FFO per share growth;

—	the fourth line item represents the range of possible performance shares to be earned based on 2008-2010 total relative shareholder return; and

—	the fifth line item represents the range of possible performance shares to be earned based on the net value realized from development starts and acquisitions in 2008, measured at the end of 2010.

GRANTS OF PLAN-BASED AWARDS DURING 2008

Name	Grant Date of Equity Incentive Plan Awards(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)						Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)						All Other Stock Awards: Number of Shares of Stock or Units (#)(4)		Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
Martin E. Stein, Jr.	02/04/2008	$271,250		$868,000		$1,085,000
	02/04/2008							8,576	(6)	27,442	(6)	34,303	(6)			$2,170,000
	02/04/2008							4,288	(7)	13,721	(7)	17,151	(7)			$1,085,000
Mary Lou Fiala	02/04/2008	$146,250		$468,000		$585,000
	02/04/2008							4,624	(6)	14,796	(6)	18,495	(6)			$1,170,000
	02/04/2008							2,312	(7)	7,398	(7)	9,248	(7)			$585,000
Bruce M. Johnson	02/04/2008	$116,250		$372,000		$465,000
	02/04/2008							3,675	(6)	11,761	(6)	14,701	(6)			$930,000
	02/04/2008							1,838	(7)	5,880	(7)	7,351	(7)			$465,000
Brian M. Smith	02/04/2008	$116,250		$372,000		$465,000
	02/04/2008	$150,000	(8)	$480,000	(8)	$600,000	(8)
	02/04/2008							3,675	(6)	11,761	(6)	14,701	(6)			$930,000
	02/04/2008							1,838	(7)	5,880	(7)	7,351	(7)			$465,000
	02/04/2008							2,371	(9)	7,588	(9)	9,485	(9)			$600,000
	02/04/2008													2,766	(10)	$175,000
	02/04/2008											1,723	(11)			$109,000

(1)

Our compensation committee met on December 12, 2007 and established February 1, 2008 as the pricing date for equity incentive awards under the 2008 incentive plan. The committee chose February 1, 2008 because it would be close to the time established for performance review meetings for 2007, when incentive awards under the 2007 incentive plan also would be communicated. The committee met on February 4, 2008 and approved the 2008 equity incentive plan grants as proposed at its December 12, 2007 meeting.

(2)

Except as otherwise noted for Mr. Smith in note 8, the amounts shown in these three columns represent the range of possible cash incentive awards that could have been earned under our 2008 incentive plan for growth in FFO per share during the 2006-2008 measurement period. As shown in the summary compensation table under the column “Non-Equity Incentive Compensation Plan Compensation,” no amounts were actually earned.

(3)

The amounts shown in these three columns represent the range of stock awards that may be earned, together with dividend equivalents, under our 2008 incentive plan for performance during 2008 through 2010. We define “target” as high performance. Any earned award, together with dividend equivalents on the earned awards, will vest on February 4, 2011 and be paid in shares. For additional information, see “Compensation Discussion and Analysis.”

(4)	The executives do not have voting rights on shares subject to stock awards until vested.

(5)

The amounts in this column represent the aggregate grant date fair value, computed in accordance with FAS 123(R), of the maximum performance share award opportunities granted in 2008 under our 2008-2010 long-term incentive plan. The awards were valued using the closing price of our common stock on the last trading day preceding the date of grant. The amounts that we actually expense for financial reporting purposes from time to time as the award is earned over the three-year performance period are based on historical experience and our estimate of the portion of the maximum award opportunity that will be earned. The actual value realized by the executives will depend on the market value of our common stock on the dates that the awards vest and the number of shares that actually vest.

(6)

Of the maximum possible stock award, a threshold award of 25% will be earned if the three-year average FFO per-share growth rate during the three-year performance period ended December 31, 2010 is 2.5%, and 100% will be earned if the three-year average FFO per-share growth rate is 10% or more. The percentage earned will be interpolated for growth rates (rounded to the nearest 0.25%) between these two benchmarks. For additional information, see “Compensation Discussion and Analysis.”

(7)

Of the maximum possible stock award, a threshold award of 25% will be earned if our total shareholder return is 3% less than the FTSE NAREIT US Shopping Center Index for the three-year performance period ended December 31, 2010, and 100% will be earned if our total shareholder return exceeds that index by 3% or more during the performance period. The percentage earned will be interpolated for total shareholder return between these two benchmarks. For additional information, see “Compensation Discussion and Analysis.”

(8)

These amounts represent the range of possible awards that Mr. Smith could have earned under our 2008 cash incentive plan based on the net value created from development starts and acquisitions during 2008. As shown in the summary compensation table under the column “Non-Equity Incentive Compensation Plan Compensation,” no amount was actually earned. For additional information, see “Compensation Discussion and Analysis.”

(9)

Of the maximum possible stock award, a threshold award of 25% will be earned if the net value realized from development starts of Regency’s investment group in 2008 is at least $70 million, measured at the end of the three-year performance period ended December 31, 2010, and 100% will be earned if the net value realized is at least $150 million. The formula for net value realized will be based on capitalized net operating income from the development properties, reduced by general and administrative expenses allocable to the investment group and dead deal costs. For additional information, see “Compensation Discussion and Analysis.”

(10)

These shares represent a special stock rights award granted under our Long Term Omnibus Plan unrelated to our 2008 incentive plan, in recognition of Mr. Smith’s leadership of and contributions to the investment group. The shares subject to this stock rights award vest, along with the related dividend equivalent rights, 25% on February 4 in each of 2009, 2010, 2011 and 2012. The shares earn dividend equivalent units, or DEUs, from the date the award is earned at the same rate as dividends paid on our common stock, as if dividends were reinvested annually. Mr. Smith is entitled to these DEUs under the same vesting schedule as the related stock award.

(11)

These shares represent the maximum possible supplemental performance shares awarded in connection with our 2007 incentive plan that will vest on February 4, 2010, together with dividend equivalents, if the value realized on December 31, 2009 from developments started in 2007 is at least $171 million. A pro rata portion will vest to the extent the value realized exceeds $150 million but is less than $171 million.

Outstanding Equity Awards

The following table sets forth information about outstanding equity awards held on December 31, 2008 by our named executive officers. The amounts include unvested dividend equivalent units earned as of December 31, 2008.

In addition to the vesting provisions described in notes to the table below:

—

There will be accelerated vesting for unvested stock options and stock awards upon termination of employment without cause or for good reason within two years following a change of control, as defined in change of control agreements.

—

In the event of a change of control as a result of which Regency or the successor corporation in a business combination is not a public company, (1) all stock options and restricted stock or stock rights awards that vest based on continued employment will vest in full and be cashed out, based on the fair market value of our common stock immediately before the change of control, and (2) because performance criteria may no longer be meaningful as a result of the change of control, performance share awards will be converted to the right to receive a cash payment (based on such fair market value), plus interest at the prime rate, adjusted annually, at the end of the performance period, provided that the executive remains employed through that date.

—

Stock options and stock rights awards that vest based on continued employment will vest in full on death or disability, and the executive (or his or her estate) will remain eligible to receive performance shares, subject to satisfaction of the performance goals over the remainder of the performance period, as if the executive remained employed.

See “— Compensation on Termination of Employment.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un- exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Martin E. Stein, Jr	70,861	54,862	(2)	$51.36	01/17/15	40,810	(3)	$1,905,827	49,869	(4)	$2,328,882
									37,300	(5)	$1,741,910
									54,381	(6)	$2,539,593

Mary Lou Fiala	8,195			$54.52	01/01/11	24,986	(3)	$1,166,846	28,872	(4)	$1,348,322
	3,667			$54.05	12/14/11				21,806	(5)	$1,018,340
	28,156	28,157	(2)	$51.36	01/17/15				29,321	(6)	$1,369,291

Bruce M. Johnson	1,311			$46.50	07/29/09	18,555	(3)	$866,519	20,998	(4)	$980,607
	1,001			$46.73	07/29/09				17,216	(5)	$803,987
	4,319			$48.85	07/29/09				23,306	(6)	$1,088,390
	2,097			$54.05	07/29/09
	6,995			$46.50	12/14/09
	2,315			$48.85	12/14/09
	20,101	20,102	(2)	$51.36	01/17/15

Brian M. Smith	5,677	5,678	(2)	$51.36	01/17/15	30,143	(3)	$1,407,678	29,396	(4)	$1,372,793
									21,360	(5)	$997,512
									33,331	(6)	$1,556,558
									1,821	(7)	$85,040

(1)

The amounts in this column have been computed based on the closing price of our common stock on December 31, 2008, the last business day of the year ($46.70), and include unvested dividend equivalent units as of that date. The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest and the actual number of shares that vest.

(2)	These options vest on January 17, 2009.

(3)	These stock rights awards vest as follows:

Unvested Stock Rights Awards				Vesting Dates
Martin E. Stein, Jr. (#)	Mary Lou Fiala (#)	Bruce M. Johnson (#)	Brian M. Smith (#)

11,092	7,780	4,607	5,517	100% on January 17, 2009

29,719	17,206	12,513	15,391	50% per year on January 17, 2009 and 2010

		1,435	3,467	33.33% per year on January 29, 2009, 2010 and 2011

			2,844	50% per year on January 13, 2009 and 2010

			2,923	25% per year on February 4, 2009, 2010, 2011 and 2012

(4)

These shares represent the maximum possible awards available on December 31, 2008 under our 2006 incentive plan based on performance during 2006 through 2008. Of the awards held by Mr. Stein, Ms. Fiala and Mr. Johnson, two-thirds are based on compounded FFO-per share growth rate and one-third are based on total relative shareholder return. Of the awards held by Mr. Smith, 33.5% are based on compounded FFO-per share growth rate, 16.5% are based on total relative shareholder return and 50% are based on the performance of our investment group. The awards would have vested, if at all, on January 13, 2009 and been paid immediately in shares. On that date, 100% of the awards based on FFO per share growth, 50% of the awards based on total relative shareholder return and 60% of the awards based on investment group performance were forfeited because the performance targets were not met.

(5)

These shares represent the maximum possible awards available on December 31, 2008 under our 2007 incentive plan based on performance during 2007 through 2009. Of the awards held by Mr. Stein, Ms. Fiala and Mr. Johnson, two-thirds are based on compounded FFO-per share growth rate and one-third are based on total relative shareholder return. Of the awards held by Mr. Smith, 50% are based on compounded FFO-per share growth rate, 25% are based on relative annual shareholder return and 25% are based on the performance of our investment group. The awards will vest, if at all, on January 29, 2010 and be paid immediately in shares.

(6)

These shares represent the maximum possible awards available on December 31, 2008 under our 2008 incentive plan based on performance during 2008 through 2010. Of the awards held by Mr. Stein, Ms. Fiala and Mr. Johnson, two-thirds are based on average FFO-per share growth rate and one-third are based on total relative shareholder return. Of the awards held by Mr. Smith, 47% are based on average FFO-per share growth rate, 23% are based on total relative shareholder return and 30% are based on the performance of our investment group. The awards will vest, if at all, on February 4, 2011 and be paid immediately in shares. For additional information, see “Compensation Discussion and Analysis.”

(7)

These shares represent the maximum possible supplemental performance shares awarded in connection with our 2007 incentive plan that will vest on February 4, 2010, together with dividend equivalents, if the value realized on December 31, 2009 from developments started in 2007 is at least $171 million. A pro rata portion will vest to the extent the value realized exceeds $150 million but is less than $171 million.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table sets forth information about the exercise of options by our named executive officers and the vesting of their stock rights awards in 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting ($)(2)

Martin E. Stein, Jr.	—	$—	46,971	$2,620,998	(3)

Mary Lou Fiala	—	$—	29,487	$1,645,391

Bruce M. Johnson	—	$—	19,714	$1,100,033

Brian M. Smith	—	$—	23,486	$1,310,516

(1)	The shares in this column include dividend equivalents issued in shares at the same time that the underlying shares vested.

(2)	The amounts in this column have been computed based on the closing price of our common stock on the vesting date.

(3)	Of the amount in this column, Mr. Stein has deferred $1,310,499 under our 2005 non-qualified deferred compensation plan.

Summary of Our Non-Qualified Deferred Compensation Plans

We do not have any defined benefit pension plans. However, we maintain two non-qualified deferred compensation plans that permit directors and a select group of management or other highly compensated employees designated by the compensation committee of our board of directors to defer compensation they receive from us, in accordance with procedures established by the committee under the plan. We also may make matching contributions to participant accounts but have never done so. We established the second of the two plans in 2005 to comply with changes made to the Internal Revenue Code, including the addition of Code Section 409A. We require that all contributions be made to the 2005 plan since its establishment, but we continue to maintain the old plan for contributions made to it before we established the 2005 plan. Otherwise, the provisions of the two plans are nearly identical.

Deferral elections must be made before the calendar year to which they relate and remain effective for the entire calendar year. Employees must defer a minimum of $25,000 of base salary or incentive compensation, as the case may be. All types of compensation may be deferred under the 2005 plan other than compensation from the exercise of stock options. The old plan permitted the deferral of compensation from the exercise of stock options.

We maintain a separate account for each participant in each plan and credit the participant’s contributions to the account. Each account is adjusted for investment gains and losses determined by assuming that the account is invested, in the percentages designated by the participant, in hypothetical investment options offered under the plans, including shares of our common stock. These hypothetical investment options are the same options that we offer under our 401(k) and profit sharing plan to all eligible employees. However, participants in the deferred compensation plans have no right to require that the plan invest in the investments they designate. Rather, investment gains and losses on the hypothetical investment options serve as the method of measuring the total amount of our obligation to the participant under the plans. The plans maintain a so-called rabbi trust to hold funds set aside under the plan, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy.

Participant contributions under the plans are fully vested upon contribution. Amounts deferred under the plans are not subject to income tax until actually paid to the participant. Participants will receive distributions of their account balances on (1) death, (2) disability, (3) termination of employment (subject to any deferral required by Section 409A of the Internal Revenue Code), or (4) the date elected in advance by the participant. Payments to a participant can be made either in a lump sum payment on the applicable distribution date or in annual installments over two to ten years beginning on the applicable distribution date. We make distributions in cash, except for account balances deemed invested in our common stock, in which case, we make the distributions in shares.

The following table sets forth information about participation by our named executive officers in our deferred compensation plans.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2008

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)

Martin E. Stein, Jr.	$1,291,491	(4)	$—	$(1,498,487)	$3,163,421	$4,004,785

Mary Lou Fiala	$—		$—	$(390,831)	$—	$1,274,678

Bruce M. Johnson	$—		$—	$—	$—	$—

Brian M. Smith	$—		$—	$(773,343)	$—	$2,063,598

(1)	We have the right to make, but have never made, matching contributions.

(2)	Earnings or losses on non-qualified deferred compensation do not appear in the summary compensation table because they are not deemed above market.

(3)

The following table sets forth the portion of the aggregate balance in this column that consists of the executive’s contributions to the plans reported in the summary compensation table in prior years’ proxy statements.

Name	Amount Previously Reported in Summary Compensation Table

Mr. Stein	$1,895,965

Ms. Fiala	—

Mr. Johnson	—

Mr. Smith	—

The balance of the amounts contributed to the plans prior to 2007 represent income from the vesting of stock rights awards or, prior to 2006, the exercise of stock options and were not required to be reported in the summary compensation table.

(4)

The entire amount contributed in 2008 is reported as compensation in the summary compensation table and consists of (1) the fair value of stock rights awards that vested in 2008, less applicable FICA taxes ($19,008).

Compensation on Termination of Employment

We entered into amended and restated severance and change of control agreements with each of our named executive officers as of January 1, 2008. The agreements expire on December 31, 2010 and automatically renew for successive additional three-year terms unless either party gives written notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to our named executive officers on termination of employment under these agreements.

If we terminate the executive without cause or the executive terminates his or her employment for good reason, in either case other than in connection with a change of control, the named executive officer will receive a specified multiple (set forth in the table below) of his or her annual base salary and the same specified multiple of his or her average annual cash bonus during the past three years, plus if approved by the compensation committee, any annual cash bonus accrued for the year through the date of termination. We will pay this amount in a lump sum within 60 days after the executive’s separation from service, subject to deferral required by Section 409A of the Internal Revenue Code if payments over the first six months would exceed $450,000.

If the executive retires for other than good reason and gives us a specified number of years of advance notice before retiring, or if the executive dies or leaves because of disability, all unvested stock options or stock rights awards that vest based on continued employment will vest immediately. The executive will remain eligible to receive performance shares awarded under our equity incentive plans before his or her termination if we achieve the stated performance goals during the remainder of the performance period, as if the executive’s employment had not terminated. To qualify for these benefits on retirement, the executive must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question, as well as give us the required number of years of advance notice of retirement.

In the event of a change of control and termination of the executive by us without cause or by the executive for good reason within two years after the change of control, the specified multiple of annual compensation will increase to the multiple set forth in the table below. In addition, all unvested stock options or stock rights awards will vest immediately. Unearned performance shares also will vest in full. If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, the payments to Messrs. Stein and Johnson and Ms. Fiala will be scaled back until they are no longer subject to excise tax. Mr. Smith’s compensation will be “grossed up” to cover excise taxes and any penalties and interest (but not income taxes) until September 19, 2010. However, if the total amount payable by reason of the gross-up would not exceed by more than 10% the amount that would be payable by reducing the obligation to just under than what would constitute a parachute payment, the scaled back amount will apply and Mr. Smith will not be entitled to a gross-up payment.

The executives and their covered dependants will be entitled to medical, hospitalization, dental and vision coverage after termination for the number of years equal to the multiple of salary and bonus they receive on termination without cause or for good reason, at the same level of benefits and dollar cost to them as we provide to employees with comparable positions, as if the terminated executives were still employed by us. This coverage will end if they become eligible to participate in a major medical program of their new employer. After the maximum coverage period, they may elect COBRA continuation coverage at their own expense if eligible under COBRA rules.

The definition of “cause” includes:

—	conviction of a felony;

—	a material breach of the agreement or our policies and procedures and failure to cure the breach, if capable of cure, within 30 days after written notice by us of the breach;

—	willful or gross misconduct or willful or gross negligence in the performance of the executive’s duties;

—	fraud, misappropriation or embezzlement; or

—

failure to meet the reasonable expectations of management regarding the performance of the executive’s duties or engaging in conduct that could reasonably be expected to harm our reputation and failure to cure the breach, if capable of cure, within 30 days after written notice by us of the breach

The definition of “good reason” tracks the definition in regulations under Section 409A of the Internal Revenue Code and includes the following, if the executive has given written notice of the condition within 90 days of its occurrence and the condition remains in effect for 30 days after the notice:

—	a material diminution in the authority, duties or responsibilities of the executive;

—	a material diminution in the executive’s base compensation;

—	a material change in the geographic location at which the executive must perform his or her duties; or

—	any other action or inaction by us that constitutes a material breach of the agreement or any other agreement pursuant to which the executive provides services to us.

The definition of “change of control” tracks the definition in regulations under Section 409A of the Internal Revenue Code and includes:

—	the acquisition of our stock as a result of which any person or group owns more than 50% of the total fair market value of our stock (subject to limited exceptions);

—	the acquisition of our voting securities over a period of 12 months as a result of which any person or group owns at least 30% of the total voting power of our stock (subject to limited exceptions);

—	a majority of our board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the board prior to the date of the appointment or election;

—

the acquisition over a period of 12 months as a result of which any person or group has acquired assets from us having a total gross fair market value of more that 50% of the total gross fair market value of all our assets immediately before the acquisition (subject to limited exceptions).

For one year after termination of employment for any reason, the executive is prohibited from:

—	directly or indirectly soliciting (1) any of our employees to leave Regency or (2) any prospective employees negotiating with Regency on the date of termination to cease negotiations; or

—

directly or indirectly soliciting our tenants or other parties to terminate lease, joint venture, acquisition, business combination or development contracts to which we were a party on the date of termination, or soliciting prospects with whom we were actively conducting negotiations for a lease, joint venture, acquisition, business combination or development project on the date of termination of employment (unless the executive was not aware of the negotiations).

The agreements also require the executive to provide consulting services to us for up to 20 hours a month during the six months after any termination of employment.

The agreements do not contain any provision for waiving a breach of the non-solicitation or consulting obligations described above.

The following table illustrates the additional compensation that we estimate would be payable to each of our named executive officers on termination of employment under each of the circumstances describe above, assuming the termination occurred on December 31, 2008 and that the amended and restated agreements were in effect on that date. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment.

ESTIMATED ADDITIONAL COMPENSATION TRIGGERED BY TERMINATION OF

EMPLOYMENT IF TERMINATED ON THE LAST BUSINESS DAY OF 2008(1)

Name	Salary and Cash Bonus (Multiple) ($)		Salary and Cash Bonus(2) ($)	Health Benefits(3) ($)	Early Vesting of Stock Options ($)	Early Vesting of Stock Awards ($)		Tax Gross-Up ($)	Total ($)

Termination by Regency Without Cause or by the Executive for Good Reason:

Martin E. Stein, Jr.	(1.5x	)	$2,355,625	$9,344	—	—		—	$2,364,969

Mary Lou Fiala	(1.5x	)	$1,468,250	$7,005	—	—		—	$1,475,255

Bruce M. Johnson	(1.5x	)	$1,157,750	$9,344	—	—		—	$1,167,094

Brian M. Smith	(1.5x	)	$1,811,125	$14,063	—	—		—	$1,825,188

Non-Qualifying Retirement:

Martin E. Stein, Jr.	—		—	—	—	—		—	—

Mary Lou Fiala	—		—	—	—	—		—	—

Bruce M. Johnson	—		—	—	—	—		—	—

Brian M. Smith	—		—	—	—	—		—	—

Qualifying Retirement, Death or Disability:

Martin E. Stein, Jr.	—		—	—	—	$1,905,827	(4)	—	$1,905,827

Mary Lou Fiala	—		—	—	—	$1,166,846	(4)	—	$1,166,846

Bruce M. Johnson	—		—	—	—	$866,519	(4)	—	$866,519

Brian M. Smith	—		—	—	—	$1,407,678	(4)	—	$1,407,678

Change of Control:

Martin E. Stein, Jr.	(3.0x	)	$4,711,250	$18,688	—	$8,516,212		—	$13,246,150

Mary Lou Fiala	(3.0x	)	$2,936,500	$14,009	—	$4,902,800		—	$7,853,309

Bruce M. Johnson	(2.0x	)	$1,543,667	$12,458	—	$3,739,503		—	$5,295,628

Brian M. Smith	(2.0x	)	$2,414,833	$18,751	—	$5,419,582		—	$7,853,166

(1)

The value of equity awards that vest early is based on the closing price of our common stock on December 31, 2008. The table does not include amounts payable under our non-qualified deferred compensation plans, which are described above under “— Summary of Our Non-Qualified Deferred Compensation Plans.” Year-end accrued account balances under these plans are shown in the non-qualified deferred compensation table included elsewhere in this proxy statement. The table also does not include account balances under our 401(k) and profit sharing plan, in which our executives participate on the same basis as all other participants.

(2)	Cash bonus has been computed based on cash incentive compensation paid in 2005, 2006 and 2007 (the three years preceding the date of termination).

(3)	Medical, hospitalization, dental and vision benefits have been estimated based on Regency’s portion of the insurance premiums at current rates for the entire coverage period.

(4)	The amounts shown do not include performance shares that would vest in 2009, 2010 or 2011 to the extent that we achieve the stated performance goals for those years.

Compensation of Directors

We pay an annual fee of $28,000 to each of our non-employee directors, plus $1,500 for each board meeting attended and $1,000 for each board committee meeting attended. Committee chairmen receive an additional $500 per committee meeting attended. We pay an annual retainer of $10,000 to the lead director and to the chairperson of the audit committee and an annual retainer of $6,000 to the chairpersons of all other standing board committees.

We pay directors’ fees quarterly, in cash or, at the election of the director, shares of common stock issued under our Long-Term Omnibus Plan and valued based on the average closing price of our common stock during the quarter in which the fees are earned. Directors may defer their fees, at their election, under our 2005 non-qualified deferred compensation plan.

Non-employee directors also received stock rights awards of 2,000 shares each immediately following the 2008 annual meeting. The awards entitle the director to receive dividend equivalent units, or DEUs, at the same rate as dividends paid on our common stock. The stock rights and DEUs vest 25% on each of the first four anniversary dates of the grants.

The following table summarizes the compensation of our non-employee directors for 2008.

DIRECTOR COMPENSATION FOR 2008

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)		All Other Compensation ($)(6)	Total ($)

Raymond L. Bank	$46,500	$139,341	$—	$—		$—	$10,483	$196,324

C. Ronald Blankenship	$48,500	$126,073	$—	$—		$—	$—	$174,573

A. R. Carpenter	$57,500	$126,073	$7,413	$—		$—	$4,138	$195,124

J. Dix Druce, Jr.	$54,500	$139,849	$—	$—		$—	$—	$194,349

Douglas S. Luke	$43,500	$136,222	$—	$—		$—	$5,118	$184,840

John C. Schweitzer	$64,000	$126,073	$11,772	$—	$		$—	$201,845

Thomas G. Wattles	$58,000	$126,073	$—	$—		$—	$—	$184,073

Terry N. Worrell	$43,500	$126,073	$10,126	$—		$—	$10,370	$190,069

(1)	The following directors elected to receive all their directors’ fees in the form of shares of our common stock in lieu of cash:

Director	Number of Shares Issued in Lieu of Directors’ Fees

Raymond L. Bank	871

C. Ronald Blankenship	910

Douglas S. Luke	822

Thomas G. Wattles	1,073

Terry N. Worrell	802

(2)

The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock rights awards that vested during 2008, except that in accordance with

SEC rules, the amounts have not been adjusted to reflect an estimate for forfeitures related to service-based vesting conditions. None of the individuals forfeited any stock rights awards during 2008 with service-based vesting. The aggregate grant date fair value, computed in accordance with FAS 123(R), of stock rights awards for 2,000 shares granted to each non-employee director during 2008 was $141,800 ($70.90 per share). We will expense these amounts for financial reporting purposes over the four-year vesting period of the awards.

(3)

The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock options that vested during 2008, except that in accordance with SEC rules, the amounts have not been adjusted to reflect an estimate for forfeitures related to service-based vesting conditions. None of the individuals in the table forfeited any stock options during 2008 with service-based vesting conditions. The following table sets forth the assumptions we made in arriving at the grant date fair value shown for all the awards included in this column:

	No. of Options	Date of Grant	Expected Dividend Yield	Risk-Free Interest Rate	Expected Volatility	Expected Life in Years	Grant Date Fair Value
A. R. Carpenter	3,377	2/02/07	3.1%	4.9%	19.8%	2.7	$29,650
John C. Schweitzer	5,363	2/02/07	3.1%	4.9%	19.8%	2.7	$47,087
Terry N. Worrell	4,613	2/08/07	3.1%	4.9%	19.8%	2.7	$40,502

(5)

We do not maintain any defined benefit pension plans. No earnings are deemed above-market or preferential on compensation deferred under our two non-qualified deferred compensation plans. Contributions deemed invested in Regency common stock under the plans are deemed to earn dividends at the same rate as we pay dividends. All other contributions to the plans are deemed invested in hypothetical investment options selected by the director from the same menu of investment options offered to all participants in our 401(k) and profit sharing plan. See “—Summary of Our Non-Qualified Deferred Compensation Plans” for additional information.

(6)

Some, but not all, options earn dividend equivalent units (DEUs) that vest at the same rate as the underlying options. Vested DEUs are distributed annually based on the per share dividends on our common stock, less the average dividend rate of the S&P 500 on the original option grant date. The amounts in this column represent DEUs vested and distributed during 2008 on stock options awarded before January 1, 2005, when we began expensing stock option grants under FAS 123(R). We pay DEUs in common stock. Therefore, the amounts shown are based on the closing price of our common stock on the date of the distribution.

CERTAIN TRANSACTIONS

There have been no related party transactions since January 1, 2008 required to be disclosed under SEC rules.

The nominating and corporate governance committee has adopted written policies and procedures for the committee to review and approve or ratify related party transactions. These transactions include:

—	transactions that must be disclosed in proxy statements under SEC rules, and

—

transactions that potentially could cause a non-employee director to cease to qualify as an independent director under New York Stock Exchange listing requirements or the ratings criteria of organizations such as RiskMetrics.

Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with an entity with which a Regency director’s sole relationship is as a non-employee director and the total amount involved does not exceed 1% of the entity’s total annual revenues.

Criteria for committee approval or ratification of a related party transaction include, in addition to factors that the committee otherwise deems appropriate under the circumstances:

—	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and

—

in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under New York Stock Exchange listing requirements or (2) from serving on the audit committee, compensation committee or nominating and corporate governance committee under New York Stock Exchange and other regulatory requirements.

PROPOSAL TWO:  RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected the firm of KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2009. That firm has served as our auditors since 1993. Our board of directors has directed that the appointment of the independent registered public accounting firm be submitted for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our articles of incorporation or bylaws. However, the board of directors is submitting the appointment of KPMG LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain KPMG LLP. In such event, the audit committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the audit committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and us.

All decisions regarding selection of independent registered public accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities Exchange Commission (SEC). There are no exceptions to the policy of securing pre-approval of the audit committee for any service provided by our independent registered public accounting firm.

The following table provides information relating to the fees billed to Regency by KPMG LLP for the years ended December 31, 2008 and 2007:

	2008	2007

Audit fees(1)	$932,000	$915,000

Audit-related fees(2)(3)	$50,000	$30,000

Tax fees(3)(4)	$107,870	$100,645

All other fees	$—	$—

(1)

Audit fees consists of fees for professional services for the audit of our consolidated financial statements (Regency Centers Corporation and Regency Centers, L.P. (collectively, the Company)) included in our annual report on Form 10-K and review of our condensed financial information included in our quarterly filings on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work). Additionally, the amount includes fees for services associated with comfort letters and reviews of documents filed with the SEC.

(2)	Consists of audits of employee benefit plans.

(3)	The audit committee discussed these services with KPMG LLP and determined that their provision would not impair KPMG LLP’s independence.

(4)	Consists of fees for tax consultation and tax compliance services.

If your shares are held in an account at a brokerage firm or bank, your broker, bank or other nominee is permitted to vote your shares on the ratification of our independent accountants without instructions from you.

Our board of directors recommends that the shareholders vote “for” the proposal to ratify the selection of KPMG LLP as our independent registered public accountants for the year ending December  31, 2009.

OTHER MATTERS

Our board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by the company in order to be included in the company’s proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Regency’s proxy statement and form of proxy relating to the 2010 annual meeting, a written copy of their proposal must be received at our principal executive offices no later than November 26, 2009. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials. Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 also will be considered untimely if received by us after November 26, 2009 and the proposal will not be brought before the meeting. To ensure prompt receipt by us, proposals should be sent certified mail, return receipt requested.

Shareholders wishing to submit names of potential candidates for consideration by our nominating and corporate governance committee for the board of directors’ slate of nominees for director should follow the procedures discussed under “Procedure for Shareholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees.” Shareholders wishing to present their own nominations for director at the annual meeting should follow separate procedures discussed under “Procedure for Shareholder Nominations for Director.” Rule 14a-8 requiring the inclusion of shareholder proposals in our proxy materials does not apply to director nominations by shareholders.

Interested parties who wish to communicate with the board of directors or with a particular director, including the lead director, John C. Schweitzer, may send a letter to the Corporate Secretary at our address set forth on page 1 of this proxy statement. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should identify the author and clearly state whether the intended recipients are all members of the board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. Interested parties may also communicate with the board of directors or with a particular director by contacting our AlertLine at 1-877-861-6669.

ANNUAL REPORT

Our annual report, which includes our Form 10-K for the year ended December 31, 2008, accompanies this proxy statement. You may obtain a paper copy, without charge, by writing to Diane Ortolano, at our principal executive offices, at the address set forth on page 1.

Our annual report to shareholders and Form 10-K are also available on our website at www.regencycenters.com.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by us. We may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

We would appreciate your submitting your proxy as promptly as possible. You may vote via the Internet, by telephone, or by mailing in your proxy card. If you received a paper copy of the proxy card by mail, please specify your choices, date, sign and return it in the accompanying envelope, postage for which has been provided.

* * * * * * * * *

The reports of the audit committee and the compensation committee included elsewhere in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these reports by reference in another filing.

REGENCY CENTERS CORPORATION ONE INDEPENDENT DRIVE SUITE 114 JACKSONVILLE, FL 32202-5019

ANNUAL MEETING OF SHAREHOLDERS OF

REGENCY CENTERS CORPORATION MAY 5,

2009

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Regency Centers Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Regency Centers Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

RGCOR1                     KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.             DETACH AND RETURN THIS PORTION ONLY

REGENCY CENTERS CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
Vote on Directors
1.	Election of directors nominated by the board of directors to serve until the 2010 annual meeting of shareholders and until their successors have been elected and qualified:		☐	☐	☐
NOMINEES:
	01) Martin E. Stein, Jr.	07) Bruce M. Johnson
	02) Raymond L. Bank	08) Douglas S. Luke
	03) C. Ronald Blankenship	09) John C. Schweitzer
	04) A. R. Carpenter	10) Brian M. Smith
	05) J. Dix Druce	11) Thomas G. Wattles
06) Mary Lou Fiala
Vote On Appointment of Independent Accountants								For	Against	Abstain
2.	Ratification of appointment of KPMG LLP as the Company’s independent accountants for the year ending December 31, 2009.							☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com.

RGCOR2

REGENCY CENTERS CORPORATION

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 5, 2009

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, appoints Martin E. Stein, Jr., Mary Lou Fiala, Brian M. Smith and Bruce M. Johnson, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of common stock of Regency Centers Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 5, 2009, and any and all adjournments thereof, in the manner specified.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF THE BOARD’S NOMINEES AND “FOR” PROPOSAL TWO.

Should any other matters requiring a vote of the shareholders arise, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

Address Changes/Comments:	_________________________________________________________

___________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)